As filed with the SEC on February 28, 2003
                           Registration No. 333-97035

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                          ----------------------------
                         Post Effective Amendment No. 2
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                          ----------------------------

                           TIDELANDS BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)

     South Carolina                      6021                    02-0570232
 --------------------------     ---------------------------   -----------------
(State or other Jurisdiction   (Primary Standard Industrial  (I.R.S. Employer
 of Incorporation or            Industrial Classification    Identification No.)
 Organization)                  Code Number)

                            875 Lowcountry Boulevard
                       Mt. Pleasant, South Carolina 29464
                                 (843) 388-8433
     (Address and Telephone Number of Intended Principal Place of Business)
                          ----------------------------
                              Robert E. Coffee, Jr.
                             Chief Executive Officer
                            875 Lowcountry Boulevard
                       Mt. Pleasant, South Carolina 29464
                                 (843) 388-8433
           (Name, Address, and Telephone Number of Agent For Service)
                          ----------------------------
      Copies of all communications, including copies of all communications sent to agent for service, should be sent to:

                              Neil E. Grayson, Esq.
                              J. Brennan Ryan, Esq.
                   Nelson Mullins Riley & Scarborough, L.L.P.
                     999 Peachtree Street, N.E., Suite 1400
                             Atlanta, Georgia 30309
                                 (404) 817-6000
                              (404) 817-6225 (Fax)

     Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after this Registration Statement becomes effective.
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. |_|
--------------------
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. |_|
                                                  --------------------
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. |_|
                                                 --------------------
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|
                       ---------------------------------
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                     Proposed
                                                     Maximum        Proposed Maximum       Amount of
Title of Each Class of         Amount to be       Offering Price   Offering Aggregate     Registration
Securities to be Registered    Registered           Per Share             Price               Fee
------------------------------------------------------------------------------------------------------

Common Stock, $.01 par value...   1,147,500            $10.00           $11,475,000        $1,055.70*
------------------------------------------------------------------------------------------------------

       * Previously Paid
--------------------------------------------------------------------------------

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

                           TIDELANDS BANCSHARES, INC.

                       A proposed bank holding company for


                            TIDELANDS BANK (Proposed)

                        1,000,000 Shares of Common Stock
                                $10.00 per share

                         -------------------------------

     We are offering shares of common stock of Tidelands Bancshares to fund the start-up of a new community bank, Tidelands Bank. We are currently obtaining regulatory approval for the bank and expect to open the bank by the third quarter of 2003. Tidelands Bancshares will be the holding company and sole owner of the bank. The bank will be headquartered in Mt. Pleasant, South Carolina. This is our first offering of stock to the public, and there is no public market for our shares. The minimum purchase requirement for investors is 250 shares and maximum purchase amount is 5% of the offering, although we may at our discretion accept subscriptions for more or less.

     Initially, there will be no established market for our common stock. After the offering, in addition to meeting quantitative and qualitative listing requirements, we would need a sponsoring market maker to match buy and sell orders for our common stock in order to be listed on the new Bulletin Board ExchangeSM. We currently do not have, and we are uncertain when we will have, a sponsoring broker-dealer for our common stock. We do not expect a liquid market for our common stock to develop for several years, if at all.

     Our organizers and executive officers will own 17.6% of our outstanding stock based on the minimum offering and 14.8% based on the maximum offering. Our organizers may purchase additional shares, including up to 100% of the minimum offering, especially if necessary to meet the minimum offering amount.

     The offering is scheduled to end on July 31, 2003, but we may extend the offering until April 30, 2004, at the latest. This offering will be conducted on a best efforts basis. All of the money which we receive will be placed with an independent escrow agent which will hold the money until (1) we sell at least 840,000 shares and (2) we receive preliminary approval from our bank regulatory agencies for the new bank. If we do not meet these conditions before the end of the offering period, we will return all funds received to the subscribers promptly, without interest. The shares will be sold by our officers and directors, who will not be paid any fees or commissions for their selling services. Once we accept your subscription, you may not revoke it without our consent.

     This table summarizes the offering and the amounts we expect to receive.

--------------------------------------------------------------------------------

                                                         Minimum Total       Maximum Total
                                           Per Share     840,000 Shares    1,000,000 Shares
                                           ---------     --------------    ----------------

Public Offering Price..........             $10.00         $8,400,000         $10,000,000

Proceeds to Tidelands Bancshares, Inc.....  $10.00         $8,400,000         $10,000,000

--------------------------------------------------------------------------------

     This is a new business. As with all new businesses, an investment will involve risks. It is not a deposit or an account and is not insured by the FDIC or any other government agency. You should not invest in this offering unless you can afford to lose some or all of your investment.

     The risks of this investment are described under the heading "Risk Factors" beginning on page 7.

     Neither the SEC nor any state securities commission has approved or disapproved these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                              _______________, 2003

                           TIDELANDS BANCSHARES, INC.
                            TIDELANDS BANK (Proposed)
                              Proposed Market Area













                              (Map to be inserted)

                                     SUMMARY

   We encourage you to read the entire prospectus carefully before investing.


Tidelands Bancshares, Inc. and Tidelands Bank

     We incorporated Tidelands Bancshares in March 2002 to organize and serve as the holding company for Tidelands Bank, a new state bank we are forming to be located in Mt. Pleasant, South Carolina. The bank will focus on the local community, emphasizing personal service to individuals and businesses in Mt. Pleasant and the Charleston area. We have filed applications with the South Carolina Board of Financial Institutions to open the new bank and with the FDIC for deposit insurance. We will also file for approval by the Federal Reserve Board to become a bank holding company and acquire all of the stock of the new bank upon its formation. We expect to receive all final regulatory approvals and open for business by the third quarter of 2003. Until we receive these regulatory approvals, we cannot commence banking operations and generate any operational revenue. During this offering process, we have been, and will continue to, incur start-up expenses. We incurred a net loss of $569,834 for the period from our inception on January 31, 2002 through December 31, 2002.

Why We Are Organizing A New Bank In Mt. Pleasant

     Mt. Pleasant, located in Charleston County, has a growing economic environment and serves as a national tourist and recognized vacation spot near the heart of Charleston, South Carolina. The Town of Mt. Pleasant was founded in 1680 and provides strong educational services, real estate, and port jobs that we believe will support Tidelands Bank. The Charleston Metro Region has approximately 550,000 residents, of which Mt. Pleasant had 47,609 in 2000, representing a 58% population growth rate from 1990. City leaders project the population of Mt. Pleasant to grow an additional 64% by 2010. The largest employers in the Town of Mt. Pleasant are East Cooper Community Hospital, Pelican Food Systems, the Town of Mt. Pleasant local government, and the Wando Terminal Ports Authority, all of which have helped support a stable business and educational foundation. In 2000, the average unemployment rate in the Charleston metropolitan region was approximately 2.7%.

     We believe that there is an opportunity in Mt. Pleasant for a new locally-owned and managed bank focused on the community and offering personalized service to individuals and local businesses. There is currently only one community bank headquartered in Mt. Pleasant. We believe many residents in the area prefer the community bank experience to that provided by the larger and more impersonal regional and super-regional banks. We believe that the combination of positive deposit growth rates, good economic conditions, and the consolidation of existing community banks into larger banks creates a favorable environment for a new community oriented bank.

     To take advantage of this opportunity, we will position Tidelands Bank as a community bank that cares about its customers. We will provide professional and personalized service to our customers by employing well trained, seasoned bankers who are familiar with our market area and our customers' individual needs. We will emphasize our local ownership and management and our strong ties to the Charleston communities. Our target market will be primarily individuals and small- to medium-sized businesses who desire a consistent and professional relationship with a local banker.

Our Organizers, Board of Directors, and Management

     We were founded and organized by 12 local business leaders, most of whom have lived in Mt. Pleasant and the surrounding Charleston area for many years. We believe our organizers' long-standing ties to the community and their significant business experience will provide Tidelands Bank with the ability to effectively assess and address the needs of our proposed market area. These organizers are also community leaders and serve on numerous charitable and service organizations throughout Charleston County.

     Our organizers include the following:

     o   Mike Burrell                          o   Barry I. Kalinsky
     o   John M. Cagle, III, DMD               o   Morris Kalinsky
     o   Alan D. Clemmons                      o   Paul J. Kerwin, DVM
     o   Robert E. Coffee, Jr.                 o   John T. Parker, Jr.
     o   Richard L. Granger                    o   Fred H. Renken
     o   Dwayne Green                          o   Tanya Robinson

     Our management team consists of the following:

     o Robert E. (Chip) Coffee, Jr. will be our president and chief executive officer. He has over 30 years of banking experience, including 17 years in the South Carolina coastal area. He formerly served as the President, CEO, and as a director of 1ST Atlantic Bank in Little River, South Carolina until it merged with Anchor Bank in December of 1993.
         He became Executive Vice President and the Chief Administrative Officer and was a director of Anchor Bank, operating in that capacity until Anchor Bank merged with Carolina First Bank in April of 2000. Mr. Coffee also served as a director of the South Carolina State Board of Financial Institutions from 1992 until 2000.

     o Robert H. (Bobby) Mathewes, Jr. will be our senior vice president and senior lending officer. Mr. Mathewes, a native of the Mt. Pleasant area, has over 13 years of banking experience, including 10 years in the Charleston area. He most recently served as vice president and business services officer of BB&T in Charleston, South Carolina.

     We are in the process of assembling the rest of our management team, including our chief financial officer. We are looking for individuals who reside in our market area and have significant local banking experience and a history of service to the community.

Products and Services

     We plan to offer a broad range of banking products and services. Our lending services will include consumer loans and lines of credit, commercial and business loans and lines of credit, residential and commercial real estate loans, and construction loans. We expect that our initial legal lending limit will be approximately $1,000,000 immediately following the offering. We will competitively price our deposit products, which will include checking accounts, savings accounts, money market accounts, certificates of deposit, commercial checking accounts, and IRAs. We will also provide cashier's checks, credit cards, safe deposit boxes, traveler's checks, direct deposit, and U.S. savings bonds. We intend to deliver our services though a variety of methods, including banking by mail and drive-through banking.

The Offering and Ownership by Management

     We believe our bank regulators will require us to capitalize Tidelands Bank with at least $7,700,000. Therefore, we plan to sell a minimum of 840,000 shares and a maximum of 1,000,000 shares in the offering, all at $10.00 per share. We determined the minimum number of shares to be sold in the offering based upon the amount of capital our bank regulators have indicated that they will require for us to commence operations. We determined the $10.00 per share stock price arbitrarily because it is the usual price for new community bank stock offerings. Our organizers and executive officers intend to purchase at least 147,500 shares, which represents 17.6% of the shares outstanding if we complete the minimum offering and 14.8% of the shares outstanding if we complete the maximum offering. We intend to sell most of the remaining shares to individuals and businesses in Charleston County who share our desire to support a new local community bank.

Funds from Irrevocable Subscriptions Will be Placed in Escrow

     We cannot open the bank without regulatory approvals. Therefore, we will place all of the proceeds from investors in this offering with an independent escrow agent, Lowcountry National Bank. You may not revoke your subscription once we accept it. The escrow agent will hold these funds until we raise $8,400,000 and receive preliminary regulatory approvals to open the bank, obtain deposit insurance, and form a bank holding company to own all of the stock of the bank. In February 2003, we filed an application with the South Carolina Board of Financial Institutions to open the bank and an application with the FDIC for deposit insurance. We expect to receive preliminary approval for these applications in the third quarter of 2003. Once we receive these preliminary approvals, we will file an application with the Federal Reserve to form a bank holding company. We expect to receive all preliminary regulatory approvals by the third quarter of 2003. We currently intend to close the offering by July 31, 2003, but may extend the offering up to April 30, 2004. If we fail to meet these conditions by the close of the offering, we will promptly refund your subscription in full, without interest, and will use the investments by our founding organizers to pay expenses and liquidate the company.

Changes to Management and Bank Regulator

     We originally commenced our offering on September 11, 2002. We suspended our offering in January 2003 because our chief executive officer, Jerry A. Vereen, resigned when our primary bank regulators informed us that Mr. Vereen did not have their requisite bank management experience necessary to lead the bank. To remedy this deficiency, we hired a new chief executive officer, Robert
E. (Chip) Coffee, Jr., who has significant bank management expertise, as well as strong ties to the Lowcountry area and experience with de novo bank operations. Mr. Coffee also replaced Mr. Vereen as an organizer and member of our board of directors. Robert H. (Bobby) Mathewes, Jr. and David E. Willams resigned as organizers, but retained their positions as officers of the bank. Additionally, we withdrew our applications to form a national bank from the Office of the Comptroller of the Currency and the FDIC and filed a new application to form a South Carolina state bank with the South Carolina Board of Financial Institutions and the FDIC. Since making these changes, we have renewed our commitment to market our stock to the community.

Market for the Shares

     Initially, there will be no established market for our common stock. After the offering, we will consider our available listing options. One of these options may be to list our stock on the newly formed Bulletin Board ExchangeSM, which is intended to replace the existing OTC Bulletin Board over a period of time. In order to list on the Bulletin Board ExchangeSM, we will need to file a listing application and satisfy quantitative and qualitative criteria. One of these criteria includes obtaining at least one sponsoring market maker to match buy and sell orders for our common stock. We currently do not have, and we are uncertain when we will have, a sponsoring market maker for our common stock. Even if we secure a market maker, the trading markets on the Bulletin Board ExchangeSM are new, and we do not know whether they will have the depth, liquidity, and orderliness necessary to maintain a liquid market in our common stock. For these reasons, we do not expect a liquid market for our common stock to develop for several years, if at all.

Use of Proceeds

     We will use the first $7,700,000 we raise in this offering to capitalize Tidelands Bank. This is the amount of capital we believe our banking regulators will require for us to open the bank. Approximately $7,000,000 of the capital will have to be in the form of cash, while the remainder may be in the form of paid organizational and pre-opening expenses. The bank will use its remaining funds for working capital. We will use the remaining net proceeds of the offering at the holding company level to pay organizational and offering expenses of the holding company and to provide general working capital for the holding company. For more detailed information see "Use of Proceeds" beginning on page 14.

We Do Not Initially Plan to Pay Dividends

     Because we are a new business, we will not pay dividends in the foreseeable future. We intend to use all available earnings to fund the continued operation and growth of the bank.

Location of Offices

     We are currently leasing our office located at 875 Lowcountry Boulevard, Mt. Pleasant, South Carolina, 29464. The leased site was previously occupied by another bank and the building is approximately 10,000 square feet in size. We have leased this building for 18 months, with a renewal option for another five years. We believe the leased office will serve our needs and our customers' needs for at least three years, at which time we may consider opening a branch office in our market area. Our telephone number is (843) 388-8433.

                                  RISK FACTORS

     The following is a summary of the risks that we expect to encounter in starting and operating the new bank. An investment in our common stock involves a significant degree of risk and you should not invest in the offering unless you can afford to lose your investment. Please read the entire prospectus for a more thorough discussion of the risks of an investment in our common stock.


We are a new business and there is a risk we may not be successful.

     Neither Tidelands Bancshares nor Tidelands Bank has any operating history. The operations of new businesses are always risky. Because Tidelands Bank has not yet opened, we do not have historical financial data and similar information that would be available for a financial institution that has been operating for several years.

We expect to incur losses for at least our first two years, and there is a risk we may never become profitable.

     In order for us to become profitable, we will need to attract a large number of customers to deposit and borrow money. This will take time. We expect to incur large initial expenses and expect to incur losses for at least our first two years. Our future profitability is dependent on numerous factors including the continued success of the economy of the community and favorable government regulation. While the economy in this area has been strong in recent years, an economic downturn in the area would hurt our business. We are also a highly regulated institution. Our ability to grow and achieve profitability may be adversely affected by state and federal regulations that limit a bank's right to make loans, purchase securities, and pay dividends. Although we expect to become profitable in our third year, there is a risk that a deterioration of the local economy or adverse government regulation could affect our plans. If this happens, we may never become profitable and you will lose part or all of your investment.

If we cannot open the bank because we do not receive final regulatory approvals, we may dissolve and liquidate and you may only receive a portion, if any, of your investment.

     We cannot begin operations until we receive all required regulatory approvals. We will not receive these approvals until we satisfy all requirements for new banks imposed by state and federal regulatory agencies. We expect to receive our preliminary regulatory approvals by the third quarter of 2003. Once we receive preliminary approvals from our regulators and raise the minimum offering amount, we intend to break escrow to fund our offering and operational efforts. We also expect to receive final approvals by the third quarter of 2003, but it may take longer. If we ultimately do not receive final regulatory approvals, or if we do not open for any other reason, after breaking escrow, we anticipate that we will dissolve the company and return to our investors all funds remaining after paying all expenses.

Any delay in opening Tidelands Bank will result in additional losses.

     We intend to open the bank by the third quarter of 2003. If we do not receive all necessary regulatory approvals as planned, the bank's opening will be delayed or may not occur at all. If the bank's opening is delayed, our organizational and pre-opening expenses will increase. Because the bank would not be open and generating revenue, these additional expenses would cause our accumulated losses to increase.

We will depend heavily on Robert Coffee, and our business would suffer if something were to happen to him or if he were to leave.

     Our growth and development will largely be the result of the contributions of our executive officers, including Robert E. (Chip) Coffee, Jr., who will be our president and chief executive officer. The performance of community banks, like Tidelands Bank, is often dependent upon the ability of executive officers to promote and operate the bank in the local market area. Mr. Coffee has 30 years of banking experience throughout the State of South Carolina, and we will rely heavily upon his regulatory and business relationships. If we lose the services of Mr. Coffee, he would be difficult to replace and our business and development could be materially and adversely affected. We have a long term employment agreement with Mr. Coffee to retain his services.

Because of our lack of a historical loan loss experience, we may underestimate our loan loss allowance and be required to decrease our net income or capital in order to increase it.

     Making loans and other extensions of credit will be essential elements of our business, and we recognize there is a risk that our loans or other extensions of credit will not be repaid. If our loans are not repaid, we will incur losses and be required to charge those losses against our allowance for loan losses. We will attempt to maintain an appropriate allowance for loan losses, but there is no precise method of predicting credit losses. Therefore, we will always face the risk that charge-offs in future periods will exceed our allowance for loan losses, and that additional increases in the allowance for loan losses will be required. Moreover, because we do not have any historical loan loss experience, the risk that we could underestimate the allowance actually needed may be greater than if we had historical information from which to derive our allowance. If we underestimate our loan loss allowance, we will be required by our bank regulators to increase it. Additions to our allowance for loan losses would result in a decrease of our net income and, possibly, our capital. If the additions to our allowance for loan losses deplete too much of our capital, our capital ratios could fall below regulatory standards, and our regulators could restrict or cease our operations and take control of our bank. See the "Proposed Business - Lending Activities - Allowance for Loan Losses" section beginning on page 22 for the factors we will use to determine our allowance, and the "Supervision and Regulation - The Bank - Capital Regulations" section beginning on page 30 for information regarding our capital requirements.

Until we will have a market maker for our stock, our stock will not be listed on a recognized trading exchange and your ability to buy or sell our shares will be limited.

     Initially, we will not have a sponsoring market maker to assist us in developing an active trading market for our common stock. Without a market maker, we will not be able to list our securities on a recognized trading exchange, like the new Bulletin Board ExchangeSM, which we expect to open in the first quarter of 2004. After the offering, we may seek a sponsoring market maker to assist us to become listed on the OTC Bulletin Board, and if it is created, eventually the Bulletin Board ExchangeSM. Even if we secure a market maker, the trading markets on the Bulletin Board ExchangeSM are new, and we do not know whether they will have the depth, liquidity, and orderliness necessary to maintain a liquid market in our common stock. We do not expect a liquid market for our common stock to develop for several years, if at all.

We will not have a large number of shareholders or a large number of shares outstanding after the offering, which may limit your ability to sell or trade the shares after the offering.

     A public market having depth and liquidity depends on having enough buyers and sellers at any given time. Because this a relatively small offering, we do not expect to have enough shareholders or outstanding shares to support an active trading market, even if we are eventually listed on a recognized trading exchange. Accordingly, investors should consider the potential illiquid and long-term nature of an investment in our common stock. If investors attempt to sell their shares prior to an active trading market developing for our shares, it may be difficult to find buyers for their shares, and they may receive less than the $10.00 per share price they paid in this offering.

We do not intend to pay dividends for the foreseeable future for both regulatory and business reasons, which could prevent you from obtaining a profitable return on your investment.

     Bank holding companies and state banks are both subject to significant regulatory restrictions on the payment of cash dividends. In light of these restrictions and the need for us and our subsidiary bank to retain and build capital, it will be our policy, and the policy of our subsidiary bank, to retain earnings at least until all cumulative losses in our subsidiary bank are recovered and it becomes profitable. Once our bank is cumulatively profitable, we still may not pay any dividends as our future dividend policy will depend on our earnings, capital requirements, regulatory requirements, financial condition and other factors that we consider relevant. See "Dividend Policy" on page 16. Until we begin paying dividends, the only return you could realize from an investment in our shares would be profit from the sale of your shares if you sold them at a price in excess of $10.00 per share. However, there is no assurance that the value of our shares will increase or that there will be any liquid market in which you could sell your shares.

Our directors and executive officers will purchase a large percentage of our stock in the offering, which may allow them to control the company and affect our shareholders' ability to receive a premium for their shares.

     Our directors and executive officers intend to purchase at least 147,500 shares in this offering, for a total investment of $1,475,000. As a result, they will own approximately 17.6% of the shares outstanding if we complete the minimum offering or 14.8% of the shares outstanding if we complete the maximum offering. These amounts represent the minimum amount our organizers intend to purchase. They may purchase more, including up to 100% of the offering amount, especially if necessary to meet the minimum offering amount. As a result, this group will have significant influence over our affairs and policies. Additionally, we intend to adopt a stock option plan that will permit us to issue up to an additional 15% of the total outstanding shares to our employees and directors. If these options are exercised, our executive officers and directors will control a greater percentage of our common stock. Their voting power may be sufficient to control the outcome of director elections or block significant transactions affecting Tidelands Bancshares, including acquisitions. This could prevent shareholders from receiving a premium for their shares, which may be offered by a potential acquirer. See "The Offering - General" section on page 11.

We determined the offering price of $10.00 arbitrarily and it will fluctuate once the shares become freely tradable after the offering.

     Because we do not have any history of operations, we determined the stock price arbitrarily. The offering price is essentially the book value of the shares prior to deduction for expenses of the offering and the organization of the bank. The offering price may not be indicative of the present or future value of the common stock. As a result, the market price of the stock after the offering may be more susceptible to fluctuations than it otherwise might be. The market price will be affected by our operating results, which could fluctuate greatly. These fluctuations could result from expenses of operating and expanding the bank, trends in the banking industry, economic conditions in our market area, and other factors that are beyond our control. If our operating results are below expectations, the market price of the common stock would probably fall.

We will face strong competition for customers from larger and more established banks, which could prevent us from obtaining customers, and may cause us to have to pay higher interest rates to attract customers.

     We will encounter strong competition from existing banks and other types of financial institutions operating in the Mt. Pleasant, Goose Creek, Summerville, Moncks Corner, and other Charleston County areas and elsewhere. Some of these competitors have been in business for a long time and have already established their customer base and name recognition. Most of these competitors are larger than we will be and have greater financial and personnel resources than we will have. Some are large super-regional and regional banks, like Wachovia Bank, Bank of America, Carolina First, and BB&T, and others are more established community banks, like First Federal Savings & Loan and Southcoast Community Bank. These institutions offer services, including extensive and established branch networks and trust services that we either do not expect to provide or will not provide for some time. Due to this competition, we may have to pay higher rates of interest to attract deposits. In addition, competitors that are not depository institutions are generally not subject to the extensive regulations that will apply to our bank. See "Proposed Business - Marketing Opportunities-Competition" on page 19 and "Supervision and Regulation" starting on page 26.

We may not be able to compete with our larger competitors for larger customers because our lending limits will be lower than theirs.

     We will be limited in the amount we can loan a single borrower by the amount of the bank's capital. The legal lending limit is 15% of the bank's capital and surplus. We expect that our initial legal lending limit will be approximately $1,000,000 immediately following the offering. Until the bank is profitable, our capital, and therefore our lending limit, will continue to decline. Our lending limit will be significantly less than the limit for most of our competitors and may affect our ability to seek relationships with larger businesses in our market area. We intend to accommodate larger loans by selling participations in those loans to other financial institutions.

The exercise of stock options will cause stock dilution and may adversely affect the value of our common stock.

     The directors and officers may exercise options to purchase common stock, which would result in the dilution of your proportionate interests in us. After the offering, we expect to adopt a stock option plan which will permit us to grant options to our officers, directors, and employees. We anticipate that we will initially authorize the issuance of a number of shares under the stock option plan equal to 15% of the shares outstanding after the offering. We do not intend to issue stock options with an exercise price less than the fair market value of the common stock on the date of grant.


                           FORWARD-LOOKING STATEMENTS

     This prospectus contains "forward-looking statements" about us and our operations, performance, financial conditions, and likelihood of success. These statements are based on many assumptions and estimates. Our actual results will depend on a number of factors, including many that are beyond our control. The words "may," "would," "could," "will," "expect," "anticipate," "believe," "intend," "plan," and "estimate," as well as similar expressions, identify forward-looking statements. We discuss what we believe are the most significant of these risks, uncertainties, and other factors under the heading "Risk Factors" beginning on page 7 of this prospectus. We urge you to carefully consider these factors prior to making an investment.

                                  The Offering
General

     We are offering a minimum of 840,000 shares and a maximum of 1,000,000 shares of our common stock at a price of $10.00 per share to raise between $8,400,000 and $10,000,000. We intend to impose a minimum purchase for any investor of 250 shares and a maximum purchase of 5% of the offering, although we reserve the right to accept subscriptions for more or less.

     Our organizers and executive officers intend to purchase at least 147,500 shares in the offering, for a total investment of $1,475,000. Although they have not promised to do so, the organizers may purchase additional shares in the offering, including up to 100% of the minimum offering. All shares purchased by the organizers will be for investment and not intended for resale. Because purchases by the organizers may be substantial, you should not assume that the sale of a specified minimum offering amount indicates the merits of this offering.

     We must receive your subscription for shares before midnight, Eastern Standard Time, on July 31, 2003, unless we sell all of the shares earlier or we terminate or extend the offering. We reserve the right to terminate the offering at any time or to extend the expiration date up to April 30, 2004. Extension of the expiration date will likely cause an increase in our expenses. We intend to inform all subscribers of any extensions of the offering, but we do not have to give you notice prior to the extension. If we extend the offering up to April 30, 2004, subscriptions we have already accepted will still be binding.

     All subscriptions will be binding on the investor and may not be revoked except with our consent. We reserve the right to cancel or reject any or all subscriptions before or after acceptance until the proceeds of this offering are released from escrow. We may also allocate shares among subscribers if the offering is oversubscribed. In deciding which subscriptions to accept, we may take into account many factors, including:

     o   the order in which subscriptions are received;
     o a subscriber's potential to do business with or to direct customers to the bank; and
     o   our desire to have a broad distribution of stock ownership.

     If we reject any subscription, or accept a subscription but subsequently elect to cancel all or part of the subscription, we will refund the amount remitted for shares for which the subscription is rejected or canceled. We will issue certificates for shares which have been subscribed and paid for promptly after we receive the funds out of escrow.

Conditions to the Offering and Release of Funds

     We will place all subscription proceeds with Lowcountry National Bank, which will serve as an independent escrow agent. The escrow agent will hold these funds, and no shares will be issued, until:

     o We have accepted subscriptions and payment in full for a minimum of 840,000 shares at $10.00 per share;

     o We have received preliminary approval from the South Carolina Board of Financial Institutions to grant us a South Carolina state bank charter;

     o We have received preliminary approval of the bank's application for deposit insurance from the FDIC; and

     o We have obtained preliminary approval from the Federal Reserve to acquire the stock of the bank.

If we terminate the offering or if the offering period expires before these conditions are satisfied, then:

     o We will cancel accepted subscription agreements and subscribers in the offering will not become shareholders;

     o The funds held in the escrow account will not be subject to the claims of any of our creditors or be available to defray the expenses of this offering; and

     o We will return the full amount of all subscription funds promptly to subscribers, without interest.

     The escrow agent has not investigated the desirability, advisability, or merits of a purchase of the shares. The escrow agent will invest escrowed funds in interest-bearing savings accounts, short-term United States Treasury securities, bank deposits, or other similar investments as we agree on with the escrow agent. We do not intend to invest the subscription proceeds held in escrow in instruments that would mature after the expiration date of the offering.

     If the conditions for releasing subscription funds from escrow are met and the funds are released but we do not receive final regulatory approval to operate the bank, or if the bank does not open for any other reason, our board of directors intends to propose that the shareholders approve a plan to liquidate, in which case our net assets, consisting primarily of the funds received in this offering, less the costs and expenses we have incurred, would be distributed to the shareholders other than the organizers, who will not receive any distribution until all other shareholders have received their initial investments.

Plan of Distribution

     Offers and sales of the common stock will be made primarily by our officers and directors rather than through a third party sales agent. We believe these officers and directors will not be deemed to be brokers or dealers under the Securities Exchange Act of 1934 due to Rule 3a4-1. Our organizers who participate in our stock sales effort will be reimbursed for their reasonable expenses but will not receive commissions or other remuneration. However, we may engage one or more sales agents if necessary to comply with state blue sky laws.

     We intend to sell most of our shares to individuals and businesses in the Charleston, South Carolina area who share our desire to support a new local community bank. Our marketing efforts will be focused on persons and businesses in the Charleston area. Our organizers will also market our common stock to some of their personal contacts outside of this area. Our marketing will be accomplished through a combination of telephone calls, mail, and personal visits and meetings.

     Prior to this offering there has been no public market for the shares. We expect that a secondary market in our common shares may eventually develop, although we cannot be sure. In general, if a secondary market develops, the shares other than those held by affiliates will be freely transferable in the market. See "Description of the Capital Stock of Tidelands Bancshares - Shares Eligible for Future Sale" on page 41.

How to Subscribe

     If you desire to purchase shares in this offering, you should:

     1. Complete, date, and execute the subscription agreement which you received with this prospectus;

     2. Make a check, bank draft, or money order payable to "Lowcountry National Bank, Escrow Account for Tidelands Bancshares, Inc.," in the amount of $10.00 times the number of shares you wish to purchase; and

     3. Deliver the completed subscription agreement and check to Tidelands Bancshares at the following address:

         Mr. Robert E. Coffee
         Tidelands Bancshares, Inc.
         P.O. Box 1087
         Mt. Pleasant, South Carolina 29465-1087

     If you have any questions about the offering or how to subscribe, please call Mr. Coffee at (843) 388-8433, or contact any of our other organizers. If you subscribe, you should retain a copy of the completed subscription agreement for your records. You must pay the subscription price at the time you deliver the subscription agreement.

                                 USE OF PROCEEDS

     We estimate that we will receive net proceeds of $7,700,000 if we sell the minimum amount of 840,000 shares of common stock in the offering, and up to $9,300,000 if we sell the maximum amount of 1,000,000 shares of common stock in the offering, after deducting estimated organizational and offering expenses. We have established two lines of credit; one in the amount of $750,000 with Lowcountry National Bank at the prime rate, and the other is for $200,000, also at the prime rate, which will be increased by an additional $500,000 upon our receipt of preliminary approval from the South Carolina Board of Financial Institutions. We intend to pay off these lines of credit with the proceeds we receive from this offering. We believe that the minimum proceeds of $8,400,000 from the offering will satisfy the cash requirements for more than the next 12 months for both Tidelands Bancshares and Tidelands Bank. The following two paragraphs describe the proposed use of proceeds by our holding company and our bank.

Use of Proceeds By Tidelands Bancshares

     The following table shows the anticipated use of the proceeds by Tidelands Bancshares. We describe the bank's anticipated use of proceeds in the following section. As shown, we will use $7,700,000 to capitalize the bank if we complete the minimum offering. We may capitalize the bank with additional amounts that we raise in excess of the minimum offering. We will initially invest the remaining proceeds in United States government securities or deposit them with Tidelands Bank. In the long-term, we will use these funds for operational expenses and other general corporate purposes, including the provision of additional capital to the bank, if necessary. We may also use the proceeds to expand, for example by opening additional facilities or acquiring other financial institutions. In addition to our main office, we currently plan to open an additional branch office in the Charleston County area in the next three years. We do not have any other definitive plans for expansion.

                                                                            Minimum              Maximum
                                                                           Offering             Offering
                                                                        840,000 shares      1,000,000 shares
                                                                        --------------      ----------------
Gross proceeds from offering..................................            $   8,400,000       $  10,000,000

Offering and organizing expenses of Tidelands Bancshares......            $    (700,000)      $    (700,000)

Investment in capital stock of the bank.......................            $  (7,700,000)      $  (7,700,000)
                                                                          -------------       -------------

Remaining proceeds............................................            $           0       $   1,600,000
                                                                          =============       =============

Use of Proceeds by Tidelands Bank

     The following table shows the anticipated use of the proceeds by Tidelands Bank. All proceeds received by the bank will be in the form of an investment in the bank's capital stock by Tidelands Bancshares as described above. The estimated organizational and pre-opening expenses of the bank of $700,000 will be incurred from the stock offering period through the opening of the bank. We will pay for these expenses with our existing lines of credit until we break escrow, a condition of which is attaining the minimum offering. Furniture, fixtures, and equipment will be capitalized and amortized over the life of the lease or over the estimated useful life of the asset. The bank will use the remaining proceeds to make loans, purchase securities, and otherwise conduct the business of the bank.

                                                                     Minimum                      Maximum
                                                                     Offering                    Offering
                                                                  840,000 shares             1,000,000 shares
                                                                  --------------             ----------------



Investment by Tidelands Bancshares in the bank's
   capital stock........................................          $   7,700,000               $   7,700,000

Organizational and pre-opening expenses of the bank.....          $    (700,000)              $    (700,000)

Furniture, fixtures and equipment.......................          $    (379,000)              $    (379,000)

Lease of main office (12 months)........................          $    (133,000)              $    (133,000)

Leasehold improvements..................................          $    (150,000)              $    (150,000)
                                                                  -------------               -------------

Remaining proceeds......................................          $   6,338,000               $   6,338,000
                                                                  =============               =============

                                 CAPITALIZATION

     The following table shows our capitalization as of December 31, 2002, and our pro forma consolidated capitalization as adjusted to give effect to the sale of the minimum and maximum number of shares in this offering, after deducting the expenses of the offering. Our capitalization as of December 31, 2002 reflects the purchase of ten shares by Mr. Coffee for $10.00 per share. We will redeem these shares after the offering. After the offering, we will have 1,000,000 shares outstanding if the maximum number of shares is sold. The "As Adjusted" column reflects our accumulated deficit through December 31, 2002. See "Use of Proceeds" above.

                                                                                As Adjusted        As Adjusted
                                                                                    For                for
                                                           December 31, 2002    Minimum Offering  Maximum Offering
Shareholders Equity:

Common Stock, par value $.01 per share; 10,000,000
     shares authorized; 10 shares issued and
     outstanding; 840,000 shares issued and outstanding
     as adjusted for the minimum offering; 1,000,000
     shares issued and outstanding as adjusted for the
     maximum offering..................................       $          0      $      8,400      $      10,000

Preferred Stock, par value $.01 per share; 10,000,000
shares authorized; no shares issued and outstanding....                  0                 0                  0

Additional paid-in capital.............................       $        100      $  7,691,600      $   9,291,600

Accumulated deficit....................................       $   (569,834)     $   (569,834)     $    (569,834)
                                                              ------------      ------------      -------------
Total shareholders' equity (deficit)...................       $   (569,734)     $  7,121,766      $   8,721,766
                                                              ============      ============      =============


                                 DIVIDEND POLICY

     We expect initially to retain all earnings to operate and expand the business. It is unlikely that we will pay any cash dividends in the near future. Our ability to pay any cash dividends will depend primarily on Tidelands Bank's ability to pay dividends to Tidelands Bancshares, which depends on the profitability of the bank. See "Supervision and Regulation - The Bank - Dividends" on page 29 and "Supervision and Regulation - The Bank - Capital Regulations" on page 30. In addition to the availability of funds from the bank, our dividend policy is subject to the discretion of our board of directors and will depend upon a number of factors, including future earnings, financial condition, cash needs, and general business conditions.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                              OR PLAN OF OPERATION

General

     Tidelands Bancshares was formed to organize and own all of the capital stock of Tidelands Bank. In February 2003, our organizers filed applications with the South Carolina Board of Financial Institutions to charter the bank as a South Carolina state bank and with the FDIC to receive federal deposit insurance. Whether the charter is issued and deposit insurance is granted will depend upon, among other things, compliance with legal requirements imposed by the South Carolina Board of Financial Institutions and the FDIC, including capitalization of the bank with at least a specified minimum amount of capital, which we believe will be $7,700,000. Following preliminary approval from the South Carolina Board of Financial Institutions and the FDIC, we will file an application with the Federal Reserve to become a bank holding company, and this application must be approved before we can acquire the capital stock of the bank. We expect to receive all final regulatory approvals by the third quarter of 2003.

Financial Results

     As of December 31, 2002, we had total assets of $272,107, consisting primarily of deferred stock issuance costs of $212,072 and furniture and equipment of $47,313. We incurred a net loss of $569,834 for the period from our inception on January 31, 2002 through December 31, 2002.

Expenses

     On completion of the offering and opening of the bank, we expect we will have incurred the following expenses:

     o $700,000 in expenses of the offering and related to the formation of the holding company, which will be subtracted from the proceeds of the offering.
     o $700,000 in expenses to organize and prepare to open Tidelands Bank, consisting principally of salaries, overhead, lease payments, and other operating costs, which will be charged against the income of Tidelands Bank.

     Prior to our completion of this offering, these expenses will be funded by two lines of credit we have obtained with other financial institutions. Currently, one of these lines of credit is for $750,000 at the prime rate and the other is for $200,000, also at the prime rate, which will be increased by an additional $500,000 upon our receipt of preliminary approval from the South Carolina Board of Financial Institutions. We will use the proceeds of this offering to repay amounts due under our line of credit. We anticipate that the proceeds of the offering will be sufficient to satisfy our financial needs for at least the next 12 months.

Offices and Facilities

     Our telephone number is (843) 388-8433. Our main office will be located at 875 Lowcountry Boulevard, Mt. Pleasant, South Carolina, 29464. The building will be approximately 10,000 square feet. We have leased this building for an initial term of approximately 18 months, with a renewal option for another five years. Our initial lease rate is $8,333 per month, and if we exercise the five year renewal term, the rent will increase to $15,000 per month during the first year of the renewal period and subsequently increase annually based upon an increase in the Consumer Price Index. We believe the leased office will serve our needs and our customer needs through the initial term which ends in April 2004, at which time we may consider exercising the five year renewal term or seeking an alternate main office location.

Liquidity and Interest Rate Sensitivity

     Tidelands Bank, like most banks, will depend on its net interest income for its primary source of earnings. Net interest income is roughly the difference between the interest we charge on our loans and receive from our investments, our assets, and the interest we pay on deposits, our liabilities. Movements in interest rates will cause our earnings to fluctuate. To lessen the impact of these margin swings, we intend to structure our balance sheet so that we can reprice the rates applicable to our assets and liabilities in roughly equal amounts at approximately the same time. We will manage the bank's asset mix by regularly evaluating the yield, credit quality, funding sources, and liquidity of its assets. We will manage the bank's liability mix by expanding our deposit base and converting assets to cash as necessary. If there is an imbalance in our ability to reprice assets and liabilities at any point in time, our earnings may increase or decrease with changes in the interest rate, creating interest rate sensitivity. Interest rates have historically varied widely, and we cannot control or predict them. Despite the measures we plan to take to lessen the impact of interest rate fluctuations, large moves in interest rates may decrease or eliminate our profitability.

     We believe that the minimum proceeds of $8,400,000 from the offering will satisfy the cash requirements for the first three years for both Tidelands Bancshares and Tidelands Bank. We will manage our liquidity by actively monitoring the bank's sources and uses of funds to meet cash flow requirements and maximize profits.

Capital Adequacy

     Capital adequacy for banks and bank holding companies is regulated by the South Carolina Board of Financial Institutions, the Federal Reserve Board of Governors, and the FDIC. The primary measures of capital adequacy are risk-based capital guidelines and the leverage ratio. Changes in these guidelines or in our levels of capital can affect our ability to expand and pay dividends. Please see "Supervision and Regulation - The Bank - Capital Regulations" on page 30 for a more detailed discussion.

                                PROPOSED BUSINESS

General

     We formally initiated activity to form Tidelands Bank in March 2002 and incorporated Tidelands Bancshares as a South Carolina corporation to function as a holding company to own and control all of the capital stock of Tidelands Bank. We initially will engage in no business other than owning and managing the bank.

     We have chosen this holding company structure because we believe it will provide flexibility that would not otherwise be available. Subject to Federal Reserve Board debt guidelines, the holding company structure can assist the bank in maintaining its required capital ratios by borrowing money and contributing the proceeds to the bank as primary capital. Additionally, a holding company may engage in non-banking activities that the Federal Reserve Board has deemed to be closely related to banking. Although we do not presently intend to engage in other activities, we will be able to do so with a proper notice or filing to the Federal Reserve if we believe that there is a need for these services in our market area and that the activities could be profitable.

     We filed an application with the South Carolina Board of Financial Institutions in February 2003, to organize the bank as a state bank under the laws of South Carolina and with the FDIC to obtain deposit insurance. We will also file an application with the Board of Governors of the Federal Reserve System for approval to become a bank holding company. Subject to receiving regulatory approval from these agencies, we plan to open the bank by the third quarter of 2003 and will engage in a general commercial and consumer banking business as described below. Final approvals will depend on compliance with regulatory requirements, including our capitalization of the bank with at least $7,700,000 from the proceeds of this offering.

Marketing Opportunities

     Service Area. Our service area will consist of the greater Charleston metropolitan region, with a primary focus on an area within a five mile radius of our main office in Mt. Pleasant, South Carolina. Our main office will be located in the Town of Mt. Pleasant on a major artery and will provide excellent visibility for the bank. We plan to take advantage of existing contacts and relationships with individuals and companies in this area to more effectively market the services of the bank.

     Market Area. The bank's primary market area is an area within a five mile radius of our main office in Mt. Pleasant, South Carolina. Mt. Pleasant includes all the land between the Cooper and Wando Rivers and the Hamlin Road/Porcher Bluff Road area, which will be our primary service area. The total area of the Town of Mt. Pleasant is 47 square miles. Our secondary market area will comprise the greater Charleston metropolitan region, which consists of Charleston, Berkeley, Dorchester counties, stretches along the central and southern South Carolina coast, includes over 90 miles of Atlantic coastline, and reaches 50 miles inland towards the intersection of I-26 and I-95. The area includes 25 incorporated communities.

     Economic and Demographic Factors. Charleston is a major tourist destination with historic significance and charm, as well as recreational attractions such as beaches and golf. Additionally, the port of Charleston is the top container cargo port on the Southeast and Gulf Coasts, and is second only to New York and New Jersey on the East Coast. Continued growth of the port's business is expected in light of recent expansions of facilities. In our market area, the South Carolina State Ports Authority operates the Wando Terminal on the East Cooper River, which is one of the most efficient and modern container terminals in the world. An additional terminal is planned on the East Cooper River which would generate substantial jobs, housing, and continued growth in the area.

     The population for the Town of Mt. Pleasant as of the 2000 census was 47,609. City leaders project the population growth to swell to 78,000 by 2010, a 64% increase. The 2001 estimated population within our primary market area is 83,506. In the first quarter of 2002, Mt. Pleasant had an average unemployment rate of 1.4%, well below the state average of 5.7%. The estimated average family household income in our primary market area was $80,179 in 2001, compared to $61,654 for the area within a 20 mile radius of our main office. Real estate construction and banking deposits in the area have also grown commensurately with the population growth and relatively high income levels. In 1999, there were 1,677 new residential housing units authorized by building permits in Mt. Pleasant, representing an increase of 159% since 1995. Deposits in our market area grew from $419 million in 1997 to $670 million in 2002. Ultimately, the success of the bank will depend on the economy of the community, and an economic downturn would hurt our business. We believe that the demographic factors in Mt. Pleasant and Charleston County make it a desirable market in which to form our bank.

     Competition. The banking business is highly competitive. We will compete as a financial intermediary with other commercial banks, credit unions, finance companies, and money market mutual funds operating in the Mt. Pleasant area and elsewhere. In 2002, there were 24 banking offices, representing 12 financial institutions, operating in Mt. Pleasant and holding over $670 million in deposits. Many of these competitors are well established in the Mt. Pleasant area. Most of them have substantially greater resources and lending limits than we will have, and many of these competitors offer services, including extensive and established branch networks and trust services that we either do not expect to provide or will not provide initially. Our competitors include large super regional and regional banks like Wachovia Bank, Bank of America, and BB&T. Nevertheless, we believe that our management team, the opportunity created by recent mergers, and the economic and demographic dynamics of our service area combined with our business strategy will allow us to gain a meaningful share of the area's deposits.

Business Strategy

     Management Philosophy. Tidelands Bank will be a locally-owned and operated bank organized to serve consumers and small- to mid-size businesses and professional concerns. Because there is currently only one community bank headquartered in the fast-growing Town of Mt. Pleasant, we believe that we can be successful by offering a higher level of customer service and a management team more focused on the needs of the community than most of our competitors. We believe that this approach will be enthusiastically supported by the community.

     Operating Strategy. In order to achieve the level of prompt, responsive service that we believe will be necessary to attract customers and to develop our image as a local bank with an individual focus, we will employ the following operating strategies:

     o Experienced Senior Management. We have retained Robert E. (Chip) Coffee to lead the management team as the president and chief executive officer for both Tidelands Bancshares and Tidelands Bank. He has over 30 years of banking experience, including 17 years in the South Carolina coastal area. He formerly served as the President, CEO, and as a director of 1ST Atlantic Bank in Little River, South Carolina until it merged with Anchor Bank in December of 1993. He became Executive Vice President and the Chief Administrative Officer and was a director of Anchor Bank, operating in that capacity until Anchor Bank merged with Carolina First Bank in April of 2000. Mr. Coffee also served as a director of the South Carolina State Board of Financial Institutions from 1992 until 2000. Prior to joining our effort, Mr. Coffee retired in 2000 after leaving Anchor Bank.

     o Other Executives. We have hired Bobby Mathewes as our senior vice president and senior lending officer. He has over 13 years experience in banking, which includes 10 years in Charleston, most recently as the business services officer and vice president of BB&T in Charleston, South Carolina. We are in the process of assembling the rest of our management team, including our chief financial officer.

     o Community-Oriented Board of Directors. Our management team will operate under the direction of our board of directors. As described in the Management section beginning on page 33, most of our directors are long time residents and business persons and professionals in the Charleston area, with significant community involvement. These directors are dedicated to the success of the bank and will play an important part in marketing the new bank in the community.

     o Local Services and Decision Making. We believe our customers will enjoy a professional and consistent banking environment with local decision-making and personal access to a banker who strives to understand their financial needs. We will seek to be identified as a community bank that cares about its customers. In order to accomplish this, we will attempt to hire local bankers who are recognized for their community involvement and successful banking background.

     o Focus on Small- to Mid-Sized Commercial Market Sector. Although size gives larger banks advantages in competing for business from large corporations, including higher lending limits and the ability to offer services in other areas of South Carolina, we believe that there is a void in the community banking market in the Mt. Pleasant area, and that we can successfully fill this void. Initially, we will not compete with large institutions for the primary banking relationships of large corporations, but will compete for niches in this business and for the consumer business of their employees. We will also focus on small- to medium-sized businesses and their employees. This includes retail, service, wholesale distribution, manufacturing, and international businesses with annual revenues of less than $10 million. We believe that these organizations desire a consistent banking relationship. We intend to attract these types of businesses based on relationships and contacts which the bank's directors and management have inside and outside our core service area.

Lending Activities

     General. We intend to emphasize a range of lending services, including real estate, commercial, and equity-line and consumer loans to individuals, small- to medium-sized businesses and professional concerns that are located in or conduct a substantial portion of their business in the bank's market area. We will compete for these loans with competitors who are well established in the Mt. Pleasant area and have greater resources and lending limits. As a result, we may have to charge lower interest rates to attract borrowers.

     The well established banks in the Mt. Pleasant area will make proportionately more loans to medium- to large-sized businesses than we will. Many of the bank's anticipated commercial loans will likely be made to small- to medium-sized businesses which may be less able to withstand competitive, economic, and financial conditions than larger borrowers.

     Loan Approval and Review. The bank's loan approval policies will provide for various levels of officer lending authority. When the amount of aggregate loans to a single borrower exceeds that individual officer's lending authority, the loan request will be considered and approved by an officer with a higher lending limit or the board of directors' loan committee. The bank will not make any loans to any director of the bank unless the loan is approved by the board of directors of the bank and is made on terms not more favorable to the person than would be available to a person not affiliated with the bank. The bank currently intends to adhere to Federal National Mortgage Association and Federal Home Loan Mortgage Corporation guidelines in its mortgage loan review process, but may choose to alter this policy in the future. The bank expects to sell residential mortgage loans that it originates on the secondary market.

     Loan Distribution. We estimate that our initial percentage distribution of our loans for the first year will be as follows:

                 Real Estate                                    60%
                 Commercial Loans                               24%
                 Equity Line and Consumer Loans                 13%
                 Residential Mortgage Loans                      3%
                                                               ---
                 Total                                         100%
                                                               ===

These are estimates only. Our actual deposit and loan distribution will depend on our customers and vary initially and over time.

     Allowance for Loan Losses. We will maintain an allowance for loan losses, which we will establish through a provision for loan losses charged against income. We will charge loans against this allowance when we believe that the collectibility of the principal is unlikely. The allowance will be an estimated amount that we believe will be adequate to absorb losses inherent in the loan portfolio based on evaluations of its collectibility. We anticipate that initially our allowance for loan losses will equal approximately 1.25% of the average outstanding balance of our loans. Over time, we will periodically determine the amount of the allowance based on our consideration of several factors, including:

     o an ongoing review of the quality, mix, and size of our overall loan portfolio;
     o   our historical loan loss experience;
     o   evaluation of economic conditions;
     o specific problem loans and commitments that may affect the borrower's ability to pay;
     o regular reviews of loan delinquencies and loan portfolio quality by our internal auditors and our bank regulators; and
     o the amount and quality of collateral, including guarantees, securing the loans.

     Lending Limits. The bank's lending activities will be subject to a variety of lending limits imposed by federal law. In general, the bank will be subject to a legal limit on loans to a single borrower equal to 15% of the bank's capital and unimpaired surplus. Different limits may apply based on the type of loan or the nature of the borrower, including the borrower's relationship to the bank. These limits will increase or decrease as the bank's capital increases or decreases. Unless the bank is able to sell participations in its loans to other financial institutions, the bank will not be able to meet all of the lending needs of loan customers requiring aggregate extensions of credit above these limits.

     Credit Risk. The principal credit risk associated with each category of loans is the creditworthiness of the borrower. Borrower creditworthiness is affected by general economic conditions and the strength of the manufacturing, services, and retail market segments. General economic factors affecting a borrower's ability to repay include interest, inflation, and employment rates and the strength of local and national economy, as well as other factors affecting a borrower's customers, suppliers, and employees.

     Real Estate Loans. We expect that loans secured by first or second mortgages on real estate will make up 60% of the bank's loan portfolio. These loans will generally fall into one of two categories: commercial real estate loans or construction and development loans. We also expect to make residential real estate loans secured by first or second mortgages on real estate. Each of these categories is discussed in more detail below, including their specific risks. Interest rates for all categories may be fixed or adjustable, and will more likely be fixed for shorter-term loans. The bank will generally charge an origination fee for each loan.

     Real estate loans are subject to the same general risks as other loans. Real estate loans are also sensitive to fluctuations in the value of the real estate securing the loan. On first and second mortgage loans we would not advance more than regulatory limits. We will require a valid mortgage lien on all real property loans along with a title lien policy which insures the validity and priority of the lien. We will also require borrowers to obtain hazard insurance policies and flood insurance if applicable. Additionally, certain types of real estate loans have specific risk characteristics that vary according to the collateral type securing the loan and the terms and repayment sources for the loan.

     We will have the ability to originate some real estate loans for sale into the secondary market. We can limit our interest rate and credit risk on these loans by locking the interest rate for each loan with the secondary investor and receiving the investor's underwriting approval prior to originating the loan.

     o Commercial Real Estate Loans. Commercial real estate loans will generally have terms of five years or less, although payments may be structured on a longer amortization basis. Inherent in commercial real estate loans' credit risk is the risk that the primary source of repayment, the operating commercial real estate company, will be insufficient to service the debt. If a real estate loan is in default, we also run the risk that the value of a commercial real estate loans secured real estate will decrease, and thereby be insufficient to satisfy the loan. To mitigate these risks, we will evaluate each borrower on an individual basis and attempt to determine its business risks and credit profile. We will attempt to reduce credit risk in the commercial real estate portfolio by emphasizing loans on owner-occupied office and retail buildings where the loan-to-value ratio is established by independent appraisals. We will typically review the personal financial statements of the principal owners and require their personal guarantees. These reviews often reveal secondary sources of payment and liquidity to support a loan request.

     o Construction and Development Real Estate Loans. We will offer adjustable and fixed rate residential and commercial construction loans to builders and developers and to consumers who wish to build their own home. The term of construction and development loans will generally be limited to 18 months, although payments may be structured on a longer amortization basis. Most loans will mature and require payment in full upon the sale of the property. Construction and development loans generally carry a higher degree of risk than long term financing of existing properties. Repayment usually depends on the ultimate completion of the project within cost estimates and on the sale of the property. Specific risks include:

           o  cost overruns;
           o  mismanaged construction;
           o  inferior or improper construction techniques;
           o  economic changes or downturns during construction;
           o  a downturn in the real estate market;
           o  rising interest rates which may prevent sale of the property; and
           o  failure to sell completed projects in a timely manner.

         We will attempt to reduce risk by obtaining personal guarantees where possible, and by keeping the loan-to-value ratio of the completed project below specified percentages. We may also reduce risk by selling participations in larger loans to other institutions when possible.

     o Residential Real Estate Loans. These loans will generally have longer terms, up to 30 years. We will offer fixed and adjustable rate mortgages, and we intend to sell most or all of the residential real estate loans that we generate in the secondary market soon after we originate them. We do not intend to retain servicing rights for these loans. Inherent in residential real estate loans' credit risk is the risk that the primary source of repayment, the residential borrower, will be insufficient to service the debt. If a real estate loan is in default, we also run the risk that the value of a residential real estate loan's secured real estate will decrease, and thereby be insufficient to satisfy the loan. To mitigate these risks, we will evaluate each borrower on an individual basis and attempt to determine its credit profile. By selling these loans in the secondary market, we can significantly reduce our exposure to credit risk because the loans will be underwritten through a third party agent without any recourse against the bank.

     Commercial Loans. The bank will make loans for commercial purposes in various lines of businesses. Equipment loans will typically be made for a term of five years or less at fixed or variable rates, with the loan fully amortized over the term and secured by the financed equipment. We will focus our efforts on commercial loans of less than $1,000,000 and higher amounts if we are able to bring in participating partners. Working capital loans will typically have terms not exceeding one year and will usually be secured by accounts receivable, inventory, or personal guarantees of the principals of the business. For loans secured by accounts receivable or inventory, principal will typically be repaid as the assets securing the loan are converted into cash, and in other cases principal will typically be due at maturity. Trade letters of credit, standby letters of credit, and foreign exchange will be handled through a correspondent bank as agent for the bank. Commercial loans primarily have risk that the primary source of repayment, the borrowing business, will be insufficient to service the debt. Often this occurs as the result of changes in local economic conditions or in the industry in which the borrower operates which impact cash flow or collateral value.

     We expect to also offer small business loans utilizing government enhancements such as the Small Business Administration's 7(a) program and SBA's 504 and "LowDoc" programs. These loans will typically be partially guaranteed by the government which may help to reduce the bank's risk. Government guarantees of SBA loans will not exceed 80% of the loan value, and will generally be less.

     Consumer Loans. The bank will make a variety of loans to individuals for personal and household purposes, including secured and unsecured installment loans and revolving lines of credit such as credit cards. Installment loans typically will carry balances of less than $50,000 and be amortized over periods up to 60 or more months. Consumer loans may be offered on a single maturity basis where a specific source of repayment is available. Revolving loan products will typically require monthly payments of interest and a portion of the principal.

     Consumer loans are generally considered to have greater risk than first or second mortgages on real estate because the value of the secured property may depreciate rapidly, they are often dependent on the borrower's employment status as the sole source of repayment, and some of them are unsecured. To mitigate these risks, we will analyze selective underwriting criteria for each prospective borrower, which may include the borrower's employment history, income history, credit bureau reports, or debt to income ratios. If the consumer loan is secured by property, such as an automobile loan, we will also attempt to offset the risk of rapid depreciation of the collateral with a shorter loan amortization period. Despite these efforts to mitigate our risks, consumer loans have a higher rate of default that real estate loans. For this reason, we will also attempt to reduce our loss exposure to these types of loans by limiting their sizes relative to other types of loans.

     We will also offer home equity loans. Our underwriting criteria for and the risks associated with home equity loans and lines of credit will generally be the same as those for first mortgage loans. Home equity lines of credit will typically have terms of 15 years or less, will typically carry balances less than $125,000, and may extend up to 100% of the available equity of each property.

     Relative Risks of Loans. Each category of loan has a different level of credit risk. Real estate loans are generally safer than loans secured by other assets because the value of the underlying security, real estate, is generally ascertainable and does not fluctuate as much as some other assets. Certain real estate loans are less risky than others. Residential real estate loans are generally the least risky type of real estate loan, followed by commercial real estate loans and construction and development loans. Commercial loans, which can be secured by real estate or other assets, or which can be unsecured, are generally more risky than real estate loans, but less risky than consumer loans. Finally, consumer loans, which can also be secured by real estate or other assets, or which can also be unsecured, are generally considered to be the most risky of these categories of loans. Any type of loan which is unsecured is generally more risky than secured loans. These levels of risk are general in nature, and many factors including the creditworthiness of the borrower or the particular nature of the secured asset may cause any type of loan to be more or less risky than another. Additionally, these levels of risk are limited to an analysis of credit risk, and they do not take into account other risk factors associated with making loans such as the interest rate risk inherent in long-term, fixed-rate loans.

Deposit Services

     We intend to offer a full range of deposit services that are typically available in most banks and savings and loan associations, including checking accounts, NOW accounts, commercial accounts, savings accounts, and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit. The transaction accounts and time certificates will be tailored to our principal market area at rates competitive to those offered in the Mt. Pleasant area. In addition, we intend to offer certain retirement account services, including IRAs. We intend to solicit these accounts from individuals, businesses, and other organizations.

     Deposit Distribution. We estimate that our initial percentage distribution of our deposits for the first year will be as follows:

                      Demand Deposit                         9.5%
                      Savings & Money Market                30.5%
                      Time and Savings Deposits             55.5%
                      Consumer/Commercial
                        DDA's Public/Gov't                   4.5%
                                                           -----
                      Total                                100.0%
                                                           =====
Other Banking Services

     We will offer safe deposit boxes, cashier's checks, banking by mail, direct deposit of payroll and social security checks, U.S. Savings Bonds, and travelers checks. We plan for the bank to become associated with the Cirrus and Pulse ATM networks that may be used by the bank's customers throughout the country. We believe that by being associated with a shared network of ATMs, we will be better able to serve our customers and will be able to attract customers who are accustomed to the convenience of using ATMs. We intend to begin offering these services shortly after opening the bank. We also plan to offer a debit card and credit card services through a correspondent bank as an agent for the bank. Once we are operating, we anticipate that the bank eventually may offer other bank services including, lines of credit, 24-hour telephone banking, and PC/internet delivery. We do not expect the bank to exercise trust powers during its initial years of operation.

Employees

     We anticipate that, upon commencement of operations, the bank will have approximately 14 full time employees. Tidelands Bancshares, as the holding company for the bank, will not have any employees other than its officers.

Legal Proceedings

     Neither we nor any of our properties are subject to any material legal proceedings.

                           SUPERVISION AND REGULATION

     Both Tidelands Bancshares and Tidelands Bank are subject to extensive state and federal banking laws and regulations which impose specific requirements or restrictions on and provide for general regulatory oversight of virtually all aspects of operations. These laws and regulations are generally intended to protect depositors, not shareholders. The following summary is qualified by reference to the statutory and regulatory provisions discussed below. Changes in applicable laws or regulations may have a material effect on our business and prospects. Significant changes to the regulatory structure of the financial services industry were enacted in 1999 and additional changes have been proposed. Our operations may be affected by legislative changes and the policies of various regulatory authorities. We cannot predict the effect that fiscal or monetary policies, economic control, or new federal or state legislation may have in the future on our business and earnings.

Gramm-Leach-Bliley Act

     In November 1999, the Gramm-Leach-Bliley Act, previously known as the Financial Services Modernization Act of 1999, was signed into law. Among other things, the Act repeals the restrictions on banks affiliating with securities firms contained in sections 20 and 32 of the Glass-Steagall Act. The Act also permits bank holding companies to engage in a statutorily provided list of financial activities, including insurance and securities underwriting and agency activities, merchant banking, and insurance company portfolio investment activities. The Act also authorizes activities that are "complementary" to financial activities. The Act is intended, in part, to grant to community banks certain powers as a matter of right that larger institutions have accumulated on an ad hoc basis. Nevertheless, the Act may have the result of increasing the amount of competition that we face from larger institutions and other types of companies. In fact, it is not possible to predict the full effect that the Act will have on us.

     The Gramm-Leach-Bliley Act also contains provisions regarding consumer privacy. These provisions require financial institutions to disclose their policy for collecting and protecting confidential information. Customers generally may prevent financial institutions from sharing personal financial information with nonaffiliated third parties except for third parties that market an institution's own products and services. Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing, or other marketing to the consumer.

Tidelands Bancshares

     Because it will own the outstanding capital stock of the bank, Tidelands Bancshares will be a bank holding company under the federal Bank Holding Company Act of 1956 and the South Carolina Banking and Branching Efficiency Act.

     The Bank Holding Company Act. Under the Bank Holding Company Act, Tidelands Bancshares will be subject to periodic examination by the Federal Reserve and required to file periodic reports of its operations and any additional information that the Federal Reserve may require. Our activities at the bank and holding company level will be limited to:

     o   banking and managing or controlling banks;
     o   furnishing services to or performing services for its subsidiaries;
         and
     o engaging in other activities that the Federal Reserve determines to be so closely related to banking and managing or controlling banks as to be a proper incident thereto.

     Investments, Control, and Activities. With limited exceptions, the Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve before:

     o   acquiring substantially all the assets of any bank;

     o acquiring direct or indirect ownership or control of any voting shares of any bank if after the acquisition it would own or control more than 5% of the voting shares of such bank (unless it already owns or controls the majority of such shares); or
     o   merging or consolidating with another bank holding company.

     In addition, and subject to exceptions, the Bank Holding Company Act and the Change in Bank Control Act, together with regulations thereunder, require Federal Reserve approval prior to any person or company acquiring "control" of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person acquires 10% or more, but less than 25%, of any class of voting securities and either the company has registered securities under Section 12 of the Securities Exchange Act of 1934 or no other person owns a greater percentage of that class of voting securities immediately after the transaction. We will register our common stock under the Securities Exchange Act of 1934. The regulations provide a procedure for challenge of the rebuttable control presumption.

     Under the Bank Holding Company Act, a bank holding company is generally prohibited from engaging in, or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in nonbanking activities unless the Federal Reserve Board, by order or regulation, has found those activities to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the activities that the Federal Reserve Board has determined by regulation to be proper incidents to the business of a bank holding company include:

     o   making or servicing loans and certain types of leases;
     o   engaging in certain insurance and discount brokerage activities;
     o   performing certain data processing services;
     o acting in certain circumstances as a fiduciary or investment or financial adviser;
     o   owning savings associations; and
     o making investments in certain corporations or projects designed primarily to promote community welfare.

     The Federal Reserve Board imposes capital requirements on the company under the Bank Holding Company Act, including a minimum leverage ratio and a minimum ratio of "qualifying" capital to risk-weighted assets. These requirements are described below under "Capital Regulations." Subject to its capital requirements and other restrictions, the company is able to borrow money to make a capital contribution to the bank, and these loans may be repaid from dividends paid from the bank to the company. Our ability to pay dividends will be subject to regulatory restrictions as described below in "The Bank - Dividends." The company is also able to raise capital for contribution to the bank by issuing securities without having to receive regulatory approval, subject to compliance with federal and state securities laws.

     Source of Strength; Cross-Guarantee. In accordance with Federal Reserve Board policy, the company will be expected to act as a source of financial strength to the bank and to commit resources to support the bank in circumstances in which the company might not otherwise do so. Under the Bank Holding Company Act, the Federal Reserve Board may require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary, other than a nonbank subsidiary of a bank, upon the Federal Reserve Board's determination that such activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the bank holding company. Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or nonbank subsidiary if the agency determines that divestiture may aid the depository institution's financial condition.

     South Carolina State Regulation. As a bank holding company registered under the South Carolina Banking and Branching Efficiency Act, we are subject to limitations on sale or merger and to regulation by the South Carolina Board of Financial Institutions. Prior to engaging in the acquisition of nonbanking institutions or state chartered banks, we must receive the Board's approval, and we must file periodic reports with respect to our financial condition and operations, management, and intercompany relationships between the company and its subsidiaries.

The Bank

     The bank will operate as a state bank incorporated under the laws of the State of South Carolina and subject to examination by the South Carolina Board of Financial Institutions. Deposits in the bank will be insured by the FDIC up to a maximum amount, which is generally $100,000 per depositor subject to aggregation rules.

     The South Carolina Board of Financial Institutions and the FDIC will regulate or monitor virtually all areas of the bank's operations, including:

     o   security devices and procedures;
     o   adequacy of capitalization and loss reserves;
     o   loans;
     o   investments;
     o   borrowings;
     o   deposits;
     o   mergers;
     o   issuances of securities;
     o   payment of dividends;
     o   interest rates payable on deposits;
     o   interest rates or fees chargeable on loans;
     o   establishment of branches;
     o   corporate reorganizations;
     o   maintenance of books and records; and
     o adequacy of staff training to carry on safe lending and deposit gathering practices.

     The South Carolina Board of Financial Institutions requires the bank to maintain specified capital ratios and imposes limitations on the bank's aggregate investment in real estate, bank premises, and furniture and fixtures. The South Carolina Board of Financial Institutions will also require the bank to prepare quarterly reports on the bank's financial condition and to conduct an annual audit of its financial affairs in compliance with its minimum standards and procedures.

     Under the FDIC Improvement Act, all insured institutions must undergo regular on site examinations by their appropriate banking agency. The cost of examinations of insured depository institutions and any affiliates may be assessed by the appropriate agency against each institution or affiliate as it deems necessary or appropriate. Insured institutions are required to submit annual reports to the FDIC and the appropriate agency (and state supervisor when applicable). The FDIC Improvement Act directs the FDIC to develop a method for insured depository institutions to provide supplemental disclosure of the estimated fair market value of assets and liabilities, to the extent feasible and practicable, in any balance sheet, financial statement, report of condition or any other report of any insured depository institution. The FDIC Improvement Act also requires the federal banking regulatory agencies to prescribe, by regulation, standards for all insured depository institutions and depository institution holding companies relating, among other things, to the following:

     o   internal controls;
     o   information systems and audit systems;
     o   loan documentation;
     o   credit underwriting;
     o   interest rate risk exposure; and
     o   asset quality.

     Holding companies which have been registered or have undergone a change in control within the past two years or which have been deemed by the Federal Reserve Board to be troubled institutions must give the Federal Reserve Board 30 days prior notice of the appointment of any senior executive officer or director. Within the 30 day period, the Federal Reserve Board, as the case may be, may approve or disapprove any such appointment.

     Deposit Insurance. The FDIC establishes rates for the payment of premiums by federally insured banks and thrifts for deposit insurance. A separate Bank Insurance Fund and Savings Association Insurance Fund are maintained for commercial banks and savings associations with insurance premiums from the industry used to offset losses from insurance payouts when banks and thrifts fail. In 1993, the FDIC adopted a rule which establishes a risk-based deposit insurance premium system for all insured depository institutions. Under this system, until mid-1995 depository institutions paid to Bank Insurance Fund or Savings Association Insurance Fund from $0.23 to $0.31 per $100 of insured deposits depending on its capital levels and risk profile, as determined by its primary federal regulator on a semiannual basis. Once the Bank Insurance Fund reached its legally mandated reserve ratio in mid-1995, the FDIC lowered premiums for well-capitalized banks, eventually eliminating premiums for well-capitalized banks, with a minimum semiannual assessment of $1,000. However, in 1996 Congress enacted the Deposit Insurance Funds Act of 1996, which eliminated even this minimum assessment. It also separated the Financial Corporation assessment to service the interest on its bond obligations. The amount assessed on individual institutions, including the bank, by Financial Corporation assessment is in addition to the amount paid for deposit insurance according to the risk-related assessment rate schedule. Increases in deposit insurance premiums or changes in risk classification will increase the bank's cost of funds, and we may not be able to pass these costs on to our customers.

     Transactions With Affiliates and Insiders. The bank will be subject to the provisions of Section 23A of the Federal Reserve Act, which places limits on the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. The aggregate of all covered transactions is limited in amount, as to any one affiliate, to 10% of the bank's capital and surplus and, as to all affiliates combined, to 20% of the bank's capital and surplus. Furthermore, within the foregoing limitations as to amount, each covered transaction must meet specified collateral requirements. Compliance is also required with provisions designed to avoid the taking of low quality assets.

     The bank will also be subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibits an institution from engaging in certain transactions with affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies. The bank will be subject to restrictions on extensions of credit to executive officers, directors, principal shareholders, and their related interests. Such extensions of credit (i) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (ii) must not involve more than the normal risk of repayment or present other unfavorable features.

     Dividends. A South Carolina state bank may not pay dividends from its capital. All dividends must be paid out of undivided profits then on hand, after deducting expenses, including reserves for losses and bad debts. In addition, a South Carolina state bank must obtain approval from the South Carolina Board of Financial Institutions prior to the payment of any dividends to the holding company. In addition, under the FDICIA, the bank may not pay a dividend if, after paying the dividend, the bank would be undercapitalized.

     Branching. Under current South Carolina law, we may open branch offices throughout South Carolina with the prior approval of the South Carolina Board of Financial Institutions. In addition, with prior regulatory approval, the bank will be able to acquire existing banking operations in South Carolina. Furthermore, federal legislation has recently passed which permits interstate branching by banks if allowed by state law, and interstate merging by banks.

     Community Reinvestment Act. The Community Reinvestment Act requires that, in connection with examinations of financial institutions within their respective jurisdictions, a financial institution's primary regulator, which will be the FDIC for the bank, shall evaluate the record of each financial institution in meeting the credit needs of its local community, including low and moderate income neighborhoods. These factors are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility. Failure to adequately meet these criteria could impose additional requirements and limitations on the bank.

     Other Regulations. Interest and other charges collected or contracted for by the bank are subject to state usury laws and federal laws concerning interest rates. The bank's loan operations are also subject to federal laws applicable to credit transactions, such as:

     o the federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;
     o the Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;
     o the Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;
     o the Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;
     o the Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and
     o the rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The deposit operations of the bank also are subject to:

     o the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and
     o the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve Board to implement that act, which governs automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services.

     Capital Regulations. The federal bank regulatory authorities have adopted risk-based capital guidelines for banks and bank holding companies that are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies and account for off-balance sheet items. The guidelines are minimums, and the federal regulators have noted that banks and bank holding companies contemplating significant expansion programs should not allow expansion to diminish their capital ratios and should maintain ratios in excess of the minimums. The current guidelines require all bank holding companies and federally-regulated banks to maintain a minimum risk-based total capital ratio equal to 8%, of which at least 4% must be Tier 1 capital. Tier 1 capital includes common shareholders' equity, qualifying perpetual preferred stock, and minority interests in equity accounts of consolidated subsidiaries, but excludes goodwill and most other intangibles and excludes the allowance for loan and lease losses. Tier 2 capital includes the excess of any preferred stock not included in Tier 1 capital, mandatory convertible securities, hybrid capital instruments, subordinated debt and intermediate term-preferred stock, and general reserves for loan and lease losses up to 1.25% of risk-weighted assets.

     Under these guidelines, banks' and bank holding companies' assets are given risk-weights of 0%, 20%, 50%, or 100%. In addition, certain off-balance sheet items are given credit conversion factors to convert them to asset equivalent amounts to which an appropriate risk-weight applies. These computations result in the total risk-weighted assets. Most loans are assigned to the 100% risk category, except for first mortgage loans fully secured by residential property and, under certain circumstances, residential construction loans, both of which carry a 50% rating. Most investment securities are assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% rating, and direct obligations of or obligations guaranteed by the United States Treasury or United States Government agencies, which have a 0% rating.

     The federal bank regulatory authorities have also implemented a leverage ratio, which is equal to Tier 1 capital as a percentage of average total assets less intangibles, to be used as a supplement to the risk-based guidelines. The principal objective of the leverage ratio is to place a constraint on the maximum degree to which a bank holding company may leverage its equity capital base. The minimum required leverage ratio for top-rated institutions is 3%, but most institutions are required to maintain an additional cushion of at least 100 to 200 basis points.

     The FDIC Improvement Act established a new capital-based regulatory scheme designed to promote early intervention for troubled banks which requires the FDIC to choose the least expensive resolution of bank failures. The new capital-based regulatory framework contains five categories of compliance with regulatory capital requirements, including "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." To qualify as a "well capitalized" institution, a bank must have a leverage ratio of no less than 5%, a Tier 1 risk-based ratio of no less than 6%, and a total risk-based capital ratio of no less than 10%, and the bank must not be under any order or directive from the appropriate regulatory agency to meet and maintain a specific capital level. Initially, we will qualify as "well capitalized."

     Under the FDIC Improvement Act regulations, the applicable agency can treat an institution as if it were in the next lower category if the agency determines (after notice and an opportunity for hearing) that the institution is in an unsafe or unsound condition or is engaging in an unsafe or unsound practice. The degree of regulatory scrutiny of a financial institution increases, and the permissible activities of the institution decreases, as it moves downward through the capital categories. Institutions that fall into one of the three undercapitalized categories may be required to do some or all of the following:

     o   submit a capital restoration plan;
     o   raise additional capital;
     o   restrict their growth, deposit interest rates, and other activities;
     o   improve their management;
     o   eliminate management fees; or
     o   divest themselves of all or a part of their operations.

Bank holding companies controlling financial institutions can be called upon to boost the institutions' capital and to partially guarantee the institutions' performance under their capital restoration plans.

     These capital guidelines can affect us in several ways. If we grow the bank's loan portfolio at a rapid pace, its capital may be depleted too quickly and a capital infusion from the holding company may be required, which could impact our ability to pay dividends. Our capital levels will initially be more than adequate; however, rapid growth, poor loan portfolio performance, poor earnings performance, or a combination of these factors could change our capital position in a relatively short period of time.

     Failure to meet these capital requirements would mean that a bank would be required to develop and file a plan with its primary federal banking regulator describing the means and a schedule for achieving the minimum capital requirements. In addition, such a bank would generally not receive regulatory approval of any application that requires the consideration of capital adequacy, such as a branch or merger application, unless the bank could demonstrate a reasonable plan to meet the capital requirement within a reasonable period of time. If a bank cannot meet the requirements of a capital restoration plan, its bank regulators could assume control of the bank and terminate its operations.

     Enforcement Powers. The Financial Institution Reform Recovery and Enforcement Act expanded and increased civil and criminal penalties available for use by the federal regulatory agencies against depository institutions and certain "institution-affiliated parties." Institution-affiliated parties primarily include management, employees, and agents of a financial institution, as well as independent contractors and consultants such as attorneys and accountants and others who participate in the conduct of the financial institution's affairs. These practices can include the failure of an institution to timely file required reports or the filing of false or misleading information or the submission of inaccurate reports. Civil penalties may be as high as $1,000,000 a day for such violations. Criminal penalties for some financial institution crimes have been increased to 20 years. In addition, regulators are provided with greater flexibility to commence enforcement actions against institutions and institution-affiliated parties. Possible enforcement actions include the termination of deposit insurance. Furthermore, banking agencies' power to issue cease-and-desist orders were expanded. Such orders may, among other things, require affirmative action to correct any harm resulting from a violation or practice, including restitution, reimbursement, indemnification's or guarantees against loss. A financial institution may also be ordered to restrict its growth, dispose of assets, rescind agreements or contracts, or take other actions as determined by the ordering agency to be appropriate.

     Recent Legislative Developments. From time to time, various bills are introduced in the United States Congress with respect to the regulation of financial institutions. Some of these proposals, if adopted, could significantly change the regulation of banks and the financial services industry. We cannot predict whether any of these proposals will be adopted or, if adopted, what effect these would have.

     Effect of Governmental Monetary Policies. Our earnings are affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve Bank's monetary policies have had, and are likely to continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The monetary policies of the Federal Reserve Board have major effects upon the levels of bank loans, investments and deposits through its open market operations in United States government securities and through its regulation of the discount rate on borrowings of member banks and the reserve requirements against member bank deposits. It is not possible to predict the nature or impact of future changes in monetary and fiscal policies.

                                   MANAGEMENT

General

     The following table sets forth the number and percentage of outstanding shares of common stock we expect to be beneficially owned by the organizers and executive officers after the completion of this offering. All of our organizers will serve as directors. The addresses of our organizers are the same as the address of the bank. Prior to the offering, Mr. Coffee purchased ten shares of common stock for $10.00 per share. We will redeem this stock after the offering. This table includes shares based on the "beneficial ownership" concepts as defined by the SEC. Beneficial ownership includes spouses, minor children, and other relatives residing in the same household, and trusts, partnerships, corporations or deferred compensation plans which are affiliated with the principal.

                                                                       Shares Anticipated to be Owned
                                                                           Following the Offering
                                                                       ------------------------------

                                                                                 Percentage of     Percentage of
         Name of Beneficial Owner                               Number         Minimum Offering   Maximum Offering
         ------------------------                               ------         ----------------   ----------------
         Organizers and Executive Officers

         Michael W. Burrell                                     10,000              1.19%              1.00%
         John N. Cagle, III, DMD                                15,000              1.79%              1.50%
         Alan D. Clemmons                                       25,000              2.98%              2.50%
         Robert E. (Chip) Coffee, Jr.                           10,000              1.19%              1.00%
         Richard L. Granger                                     10,000              1.19%              1.00%
         Dwayne Green                                            2,500              0.30%              0.25%
         Barry I. Kalinsky                                       5,000              0.60%              0.50%
         Morris Kalinsky                                        10,000              1.19%              1.00%
         Paul J. Kerwin, DVM                                    15,000              1.79%              1.50%
         John T. Parker, Jr.                                    10,000              1.19%              1.00%
         Fred H. Renken                                         20,000              2.38%              2.00%
         Tanya Robinson                                         10,000              1.19%              1.00%

         All organizers and executive officers as a            147,500             17.56%             14.75%
         group (13 persons)

Executive Officers and Directors of the Company

     The following sets forth information regarding Tidelands Bancshares' executive officers and directors as of the date of this prospectus. Our articles of incorporation provide for a classified board of directors, so that, as nearly as possible, one-third of the directors are elected each year to serve three-year terms. The terms of office of the classes of directors expire as follows: Class I at the 2003 annual meeting of shareholders, Class II at the 2004 annual meeting of shareholders, and Class III at the 2005 annual meeting of shareholders. Our executive officers serve at the discretion of our board of directors.

Name                                  Age           Position
----                                  ---           --------

Michael W. Burrell                    52            Class II Director
John N. Cagle, III, DMD               44            Class III Director
Alan D. Clemmons                      44            Class I Director
Robert E. (Chip) Coffee, Jr.          55            Class I Director, President
                                                    and Chief Executive Officer
Richard L. Granger                    51            Class III Director
Dwayne Green                          33            Class II Director
Barry I. Kalinsky                     42            Class I Director
Morris Kalinsky                       78            Class III Director
Paul J. Kerwin, DVM                   41            Class II Director
Robert H. (Bobby) Mathewes, Jr.       36            Senior Vice President, and
                                                    Senior Lending Officer
John T. Parker, Jr.                   39            Class III Director
Fred H. Renken                        34            Class I Director
Tanya Robinson                        49            Class II Director


Michael W. Burrell, Class II director, has been a resident of the Charleston area since 1977. Mr. Burrell graduated from Georgia State University in 1973 and completed his graduate work and earned his Masters Degree in Education in 1978 and his Educational Specialist degree in 1983 from The Citadel Military College in Charleston, South Carolina. He has served as an elementary school principal in Summerville since 1980 and currently serves as the coordinator for federal and state programs on the district level. Mr. Burrell and his wife started a local pre-school and childcare center, Gazebo School, Inc. which has been in operation since 1977. He began the first Boy Scout Troop for the disabled in 1977. Mr. Burrell is an active member in the Summerville Sertoma Club where he has served as president, treasurer, and on-going board member since 1978. He is a member of Bethany United Methodist Church where he has taught Sunday school for both children and adults.

John N. Cagle, III, DMD, Class III director, has been a resident of Mount Pleasant since 1979. Dr. Cagle graduated from Clemson University with Honors in 1979, with a B.S. in Zoology. In 1983, Dr. Cagle received his Doctorate of Dental Medicine from the Medical University of South Carolina, College of Dental Medicine in Charleston, South Carolina. He is a member of the American Dental Association as well as various local and state dental groups. He has had an established dental practice in the Charleston area since 1983. Dr. Cagle is active in offshore sportfishing having obtained his U.S. Coast Guard master license in 1985. He is a member of the Mt. Pleasant Presbyterian Church and a proud sponsor of local athletics East of the Cooper.

Alan D. Clemmons, Class I director, is a native of Myrtle Beach, South Carolina. He graduated in 1982 from Coastal Carolina University's School of Business Administration. He received his juris doctorate in 1989 from the University of Minnesota. Mr. Clemmons is engaged in the practice of law with an emphasis on real estate and development with the firm of McCrackin, Barnett, Richardson and Clemmons, L.L.P., where he has practiced since 1990. He has served as a volunteer to the Boy Scouts of America for over 20 years and currently serves as vice president of administrations and president elect of the Pee Dee Area Council. He served as a volunteer to the Maya Indians from 1978 to 1980 as a lay Christian Services Missionary in Southern Mexico. Mr. Clemmons is a past member of the Horry County Planning Commission and as a liaison member of the Myrtle Beach Planning Commission. Mr. Clemmons has been an officer of the Horry County Republican Party since 1995, and

Chairman from 1997 through 2000. He was elected from the First Congressional District as a Delegate to the 2000 Republican National Convention. He is currently seeking the Republican nomination for election to the South Carolina House of Representatives, District 107.

Robert E. (Chip) Coffee, Jr. Class I Director, President and Chief Executive Office, is a native of Camden S.C. Mr. Coffee graduated from The Citadel in 1970 with a B.S. in Business Administration. He began his banking career in the Management Training program with South Carolina National Bank in 1970. Mr. Coffee furthered his banking education and graduated from The Stonier Graduate School of Banking at Rutgers University in 1978 and The National Commercial Lending Graduate School at the University of Oklahoma, With Distinction, in 1982. In 1980 he joined the Bank of Beaufort and began the community banking phase of his career. Between 1982 and 1985, Mr. Coffee worked with the Bank of Hartsville and managed the commercial loan portfolio of that bank. In 1986, he was part of a group of investors who founded 1ST Atlantic Bank in Little River, S.C. Mr. Coffee served as president, chief executive officer, and was a director until 1ST Atlantic merged with Anchor Bank in December of 1993. He became executive vice president and chief administrative officer and was a director of Anchor Bank, operating in that capacity until Anchor Bank merged with Carolina First Bank in April of 2000. He has been retired from banking since that time. Including his stint in Beaufort, Mr. Coffee has been involved in banking along South Carolina's coast for over 17 years.

Mr. Coffee has served on numerous boards and professional organizations including The South Carolina Bankers Association, Chairman of the South Carolina Bankers' School, The Citizens Advisory Council of the Hollings Cancer Center, The South Carolina Coastal Conservation League, DeBordieu Club, and The South Carolina State Board of Financial Institutions from 1992 until 2000. Mr. Coffee has been married to the former Betty Krell for 31 years, and they have 2 sons.

Richard L. Granger, Class III director, is a native of Myrtle Beach, South Carolina. Mr. Granger graduated from Gardner-Webb University in 1973 with a B.S. degree in Liberal Arts Pre-law. He is president of R. Granger Development, Inc. which develops land for commercial and residential use. He is also a licensed real estate broker in South Carolina with an emphasis in commercial real estate and land sales. Mr. Granger formed R. Granger Development, Inc. in 2001 after a successful 26 year career as a mortgage banker. He founded Granger-O'Harra Mortgage in 1984 in Florence, South Carolina with partner, Robert S. O'Harra. In 1995, Mr. Granger and his partner sold the mortgage business to a local community bank holding company, and Mr. Granger continued to work for the mortgage business as president and chief executive officer under its new name, Coastal Federal Mortgage, Inc. until he began R. Granger Development, Inc. He currently serves on the Board of Trustees of the McLeod Foundation in affiliation with McLeod Health, a regional hospital serving the Pee Dee region of South Carolina. He is also chairman of the McLeod Children's Hospital Board of Advisors. Mr. Granger serves on the Executive Committee of the Foundation Board as Assistant Treasurer. He also serves on the Board of Trustees and Executive Committee for the Methodist Manor of the Pee Dee.

Dwayne Green, Class II director, is a Charleston County native. He is the co-founding partner of Hampton Green, LLC, a law firm he started with his wife in May 2001. Mr. Green's practice focuses on insurance litigation and business law. Prior to starting his law firm, Mr. Green practiced with Buist, Moore, Smythe & McGee, P.A. Mr. Green graduated from Princeton University in 1991 with a Bachelor's degree in politics. He later graduated from the University of Iowa with a Juris Doctorate degree in 1995. Mr. Green currently serves as the chairman of the City of Charleston Board of Architectural Review and the Cannon Street YMCA. He is past president of the Charleston Lawyers Club and the 100 Black Men of Charleston, Inc. Mr. Green is an active member of the Charleston County Bar, having served on the Executive Committee for three years. Mr. Green is a member of St. Andrews Church of the Nazarene in Charleston, South Carolina.

Barry I. Kalinsky, Class I director, is a Charleston native and the vice president of Bob Ellis Shoes, a specialty shoe store which started in 1949 and now has locations in Charleston, Charlotte, and Atlanta. Mr. Kalinsky is also a partner in Jacomo, LLC, the operating company for Bob Ellis Shoes in Charlotte. Mr. Kalinsky graduated from George Washington University in 1982 with a B.A. degree in Political Science. He received his Juris Doctorate degree from The University of South Carolina in 1985 and was admitted to the South Carolina Bar that same year. From 1985 until 1990, he was engaged in the practice of law. Since 1991, Mr. Kalinsky has worked with his family in Bob Ellis Shoes and handles the operation of the Charleston and Charlotte stores. He is a member of the South Carolina Bar. Mr. Kalinsky has served on the boards of the Charleston Symphony Orchestra, Synagogue Emanuel, and the Charleston Jewish Federation. He has also served on the City of Charleston's Downtown Business Revitalization Commission. Barry Kalinsky is the son of Morris Kalinsky.

Morris Kalinsky, Class III director, has been a resident of Charleston since 1949. Mr. Kalinsky graduated from the University of Georgia in 1945 with a B.S. degree in Chemistry. Since 1950, Mr. Kalinsky has been the owner of Bob Ellis Shoes, a specialty shoe store with locations in Charleston, Charlotte, and Atlanta. In 1992, he received Retailer of the Year from the Italian Footwear Association. He was also given The Man of the Year award by the National Association of Footwear in 1992 and was inducted into the Fashion Hall of Fame in 2000. Mr. Kalinsky has served on the Charleston Symphony Orchestra board of directors since 1994. He is chairman of the Jewish Federation Board and was named Man of the Year by the local Federation Board. He is currently on the Cardiology Board at the Medical University of South Carolina. He also serves on the board of directors of Emanuel Synagogue. Morris Kalinsky is the father of Barry Kalinsky.

Paul J. Kerwin, DVM, Class II director, has been a resident of Charleston County since 1991. He graduated Magna Cum Laude from Duke University in 1984 with a B.S. degree in Mechanical Engineering and received his Doctorate of Veterinary Medicine degree from Tufts University in 1988. Dr. Kerwin has owned and operated a companion animal veterinary hospital in Goose Creek since 1991. In 1999, Dr. Kerwin also started consulting with Trident Technical College assisting in developing a Veterinary Technology Program, and now he is also a full-time faculty member and program coordinator with the college. He is active in local, state, and national veterinary and educational associations.

Robert H. (Bobby) Mathewes, Jr. is our senior vice president and senior lending officer and is also a native of Mt. Pleasant. Mr. Mathewes graduated from the University of South Carolina in 1988 with a B.S. degree in Finance. He is also a graduate of the South Carolina Bankers School. Mr. Mathewes graduated from Leadership Charleston in 1999. He has 13 years of banking experience, 10 of which have been spent in Charleston, most recently at BB&T in Charleston as a business services officer from August 2000 to April 2002, where he was responsible for loan growth, portfolio management, and client service. He has also held positions with Southtrust Bank in Charleston from March 1997 to July 2000 as a commercial lender. Mr. Mathewes started his banking career with C&S Bank in Charleston in 1990. He worked outside of the Charleston area from 1992 until his return in 1997. Mr. Mathewes has been involved in Junior Achievement, Jaycees, and the Chamber of Commerce new membership campaign. He coaches little league soccer and baseball through the recreational department in Mt. Pleasant. He is an active member of Mt. Pleasant Presbyterian Church.

John T. Parker, Jr., Class III director, has been a resident of Mt. Pleasant since 1986. Mr. Parker graduated from Emory at Oxford in 1984 with an Associate of Arts degree, and subsequently graduated from Emory University in 1986 with a B.A. degree in Psychology. He worked at Georgia Mental Health in Atlanta before returning to Charleston to join Parker Marine Contracting Corporation, a family owned business that manufactures, builds, and installs concrete foundation pile, bridges, deep foundations, marine utilities, and other construction services. He has been the vice president of Parker Marine for 10 years. Mr. Parker is the 2000-2002 president of the American Subcontractors Association (ASA), Charleston Chapter and he is on the board of directors for ASA of North and South Carolina. Since 1998, he has served as secretary and vice president of ASA. Mr. Parker currently serves on the Scholarship Golf Tournament and Membership Committees for ASA. He is also a volunteer parent at Whitesides Elementary School and for Camp Happy Days (a charity for children with cancer). Mr. Parker is an active member of Westminster Presbyterian Church.

Fred H. Renken, Class I director, is a native of Charleston. He has been engaged in boat manufacturing for 15 years. Mr. Renken graduated from the College of Charleston in 1992 with a B.S. degree in Business Administration. Mr. Renken has been the president of SeaFox Boat Co., Inc. which produces 3,000 boats per year with 150 employees and annual sales of $44 million, since 1995. He is an active member of St. Matthews Lutheran Church and serves on the church council. Mr. Renken is also chairman of the Stewardship and Cemetary committees. He coaches girls basketball through a recreational league in Charleston. Mr. Renken is a member of the Charleston Country Club and the Downtown Athletic Club where he enjoys playing golf and racquetball.

Tanya Robinson, Class II director, is a native of Summerville. Ms. Robinson graduated from Brigham Young University with a B.A. degree in Communications. She works part-time for Dorchester District Two as a Public Information Specialist, and is also the lead teacher for K-4 at Bethany Child Development Center since 1988. Ms. Robinson was elected to serve as Dorchester County's District PTA President for the 2000-2002 term. This position takes her into 19 schools to train and help local PTA units. She also has served on the state PTA Board. Ms. Robinson is a member of the Junior League of Summerville. She teaches Sunday School for the junior and senior age group at the Church of Jesus Christ of Latter Day Saints.

Employment Agreements

     Robert E. (Chip) Coffee, Jr. In February 2003, we entered into an employment agreement with Mr. Coffee, under which Mr. Coffee:

o Serves as president and chief executive officer of Tidelands Bancshares and Tidelands Bank;
o Is being paid $1,000 per month as an initial salary until the date that the bank opens for business. Following the opening of the bank, Mr. Coffee's base salary will increase $95,000 per year, further increase to $150,000 per year one year after the opening of the bank, and which may be increased annually by the board of directors;
o Will be provided with an automobile and a country club membership if approved by the executive committee of the board of directors; and
o Is eligible to receive cash bonuses upon achieving specified goals and criteria established from time to time by the board of directors.

     The agreement has a term of three years, which is extended automatically at the end of each day for an additional day so that the remaining term continues to be three years. If we terminate Mr. Coffee's employment without cause, he will be entitled to severance equal to 36 months of his then base salary. Following a change in control, if Mr. Coffee terminates his employment for good reason or within six months following a change in control, he will be entitled to severance equal to 36 months of his then base salary. During his employment and for a period of 24 months thereafter, Mr. Coffee may not, subject to limited exceptions, (a) compete with us by forming, serving as an organizer, director, or officer of, or acquiring or maintaining an ownership interest in, a depository financial institution or holding company of a depository financial institution, if the depository institution or holding company has one or more offices or branches within our territory, (b) solicit our customers for a competing business, or (c) solicit our employees for a competing business.

     Robert H. (Bobby) Mathewes. We have also entered into an employment agreement with Mr. Mathewes, under which Mr. Mathewes:

o   Serves as senior vice president and senior lending officer of Tidelands
    Bank;
o Is being paid an initial base salary of $67,500 per year, increasing to $95,000 per year when the bank opens for business, and which may be increased annually by the board of directors;
o Will be provided with an automobile allowance and a country club membership if approved by the executive committee of the board of directors; and
o Is eligible to receive cash bonuses upon achieving specified goals and criteria established from time to time by the board of directors.

     The agreement has a term of three years, which is extended automatically at the end of each the end of each day for an additional day so that the remaining term continues to be three years. If we terminate Mr. Mathewes' employment without cause, he will be entitled to severance equal to 36 months of his then base salary. Following a change in control, if Mr. Mathewes terminates his employment for a good reason or within six months following a change in control, he will be entitled to severance equal to 36 months of his then base salary. During his employment and for a period of 24 months following termination other than without cause, Mr. Mathewes may not, subject to limited exceptions, (a) serve as an organizer, director, or employee of any commercial bank, savings & loan, credit union, or other depository institution located in a county in which we have a branch or bank charter, (b) solicit our customers for the purpose of providing a competing product or service, or (c) solicit our employees to provide a competing product or service.

Director Compensation

     We do not intend to pay our directors fees until the bank is profitable. However, following completion of our initial public offering, we also reserve the right to pay our directors' fees or compensate them through other means such as stock options.

Stock Option Plan

     After the offering, we expect to adopt a stock option plan which will permit Tidelands Bancshares to grant options to its officers, directors, and employees. We anticipate that we will initially authorize the issuance of a number of shares under the stock option plan equal to 15% of the shares outstanding after the offering. We do not intend to issue stock options at less than the fair market value of the common stock on the date of grant.

Exculpation and Indemnification

     Tidelands Bancshares articles of incorporation contain a provision which, subject to limited exceptions, limits the liability of a director for any breach of duty as a director. There is no limitation of liability for:

     o   a breach of duty involving appropriation of a business opportunity;
     o an act or omission which involves intentional misconduct or a knowing violation of law;
     o any transaction from which the director derives an improper personal benefit; or
     o as to any payments of a dividend or any other type of distribution that is illegal under Section 33-8-330 of the South Carolina Business Corporation Act of 1988.

In addition, if this statute is amended to authorize further elimination or limitation of the liability of director, then the liability of each director shall be eliminated or limited to the fullest extent permitted by such provisions, as so amended, without further action by the shareholders, unless the law requires such action. The provision does not limit the right of the company or its shareholders to seek injunctive or other equitable relief not involving payments in the nature of monetary damages.

     Tidelands Bancshares' bylaws contain provisions which provide indemnification to directors that is broader than the protection expressly mandated in Sections 33-8-510 and 33-8-520 of the South Carolina Business Corporation Act. To the extent that a director or officer has been successful, on the merits or otherwise, in the defense of any action or proceeding brought by reason of the fact that such person was a director or officer, Sections 33-8-510 and 33-8-520 would require Tidelands Bancshares to indemnify these persons against expenses, including attorney's fees, actually and reasonably incurred in connection with the matter. The South Carolina Business Corporation Act expressly allows Tidelands Bancshares to provide for greater indemnification rights to its officers and directors, subject to shareholder approval.

     Our board of directors also has the authority to extend to officers, employees, and agents the same indemnification rights held by directors, subject to all of the accompanying conditions and obligations. The board of directors intends to extend indemnification rights to all of its executive officers.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Tidelands Bancshares pursuant to the foregoing provisions, or otherwise, Tidelands Bancshares has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Interests of Management and Others in Certain Transactions

     We expect to have banking and other transactions in the ordinary course of business with the organizers, directors, and officers and their affiliates, including members of their families or corporations, partnerships, or other organizations in which such organizers, officers, or directors have a controlling interest, on substantially the same terms, including price, or interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties. These transactions are also restricted by our regulatory agencies, including the Federal Reserve Board. For a discussion of the Federal Reserve Board regulations, please see "Transactions with Affiliates and Insiders" on page 29. These transactions are not expected to involve more than the normal risk of collectibility or present other unfavorable features. Loans to individual directors and officers must also comply with the bank's lending policies, regulatory restrictions, and statutory lending limits, securities laws, and directors with a personal interest in any loan application will be excluded from the consideration of such loan application. We intend for all of our transactions with organizers or other affiliates to be on terms no less favorable than could be obtained from an unaffiliated third party and to be approved by a majority of our disinterested directors.


              DESCRIPTION OF CAPITAL STOCK OF TIDELANDS BANCSHARES

General

     The authorized capital stock of Tidelands Bancshares consists of 10,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. The following summary describes the material terms of Tidelands Bancshares' capital stock. Reference is made to the articles of incorporation of Tidelands Bancshares which is filed as an exhibit to the Registration Statement of which this prospectus forms a part, for a detailed description of the provisions summarized below.

Common Stock

     Holders of shares of the common stock are entitled to receive such dividends as may from time to time be declared by the board of directors out of funds legally available for distribution. We do not plan to declare any dividends in the immediate future. See "Dividend Policy" on page 16. Holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote and do not have any cumulative voting rights. Shareholders have no preemptive, conversion, redemption, or sinking fund rights. In the event of a liquidation, dissolution, or winding-up of the company, holders of common stock are entitled to share equally and ratably in the assets of the company, if any, remaining after the payment of all debts and liabilities of the company and the liquidation preference of any outstanding preferred stock. The outstanding shares of common stock are, and the shares of common stock offered by the company when issued will be, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to any classes or series of preferred stock that the company may issue in the future.

Preferred Stock

     Tidelands Bancshares' articles of incorporation provide that the board of directors is authorized, without further action by the holders of the common stock, to provide for the issuance of shares of preferred stock in one or more classes or series and to fix the designations, powers, preferences, and relative, participating, optional and other rights, qualifications, limitations, and restrictions, including the dividend rate, conversion rights, voting rights, redemption price, and liquidation preference, and to fix the number of shares to be included in any such classes or series. Any preferred stock so issued may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding-up, or both. In addition, any such shares of preferred stock may have class or series voting rights. Upon completion of this offering, we will not have any shares of preferred stock outstanding. Issuances of preferred stock, while providing the company with flexibility in connection with general corporate purposes, may, among other things, have an adverse effect on the rights of holders of common stock. For example, the issuance of any preferred stock with voting or conversion rights may adversely affect the voting power of the holders of common stock, and such issuances could have the effect of decreasing the market price of the common stock. We do not have any current plans to issue any preferred stock, and we will not issue preferred stock to organizers on terms more favorable than those on which we offer preferred stock to third parties.

Anti-takeover Effects

     The provisions of the articles, the bylaws, and South Carolina law summarized in the following paragraphs may have anti-takeover effects and may delay, defer, or prevent a tender offer or takeover attempt that a shareholder might consider to be in such shareholder's best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders, and may make removal of management more difficult.

     Restriction on Acquisition. Sections 34-25-50 and 34-25-240 of the Code of Laws of South Carolina prohibit a company from "acquiring" Tidelands Bancshares or Tidelands Bank until the bank has been in existence and continuous operation for five years.

     Control Share Act. Tidelands Bancshares has specifically elected to opt out of a provision of South Carolina law which may deter or frustrate unsolicited attempts to acquire South Carolina corporations. This statute, commonly referred to as the "Control Share Act," applies to public corporations organized in South Carolina, unless the corporation specifically elects to opt out. The Control Share Act generally provides that shares of a public corporation acquired in excess of specific thresholds will not possess any voting rights unless the voting rights are approved by a majority vote of the corporation's disinterested shareholders.

     Authorized but Unissued Stock. The authorized but unissued shares of common stock and preferred stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and preferred stock may enable the board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of Tidelands Bancshares by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of the company's management.

     Number of Directors. The bylaws provide that the number of directors shall be fixed from time to time by resolution by at least a majority of the directors then in office, but may not consist of fewer than five nor more than 25 members. Initially we will have 12 directors.

     Classified Board of Directors. Our articles and bylaws divide the board of directors into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected at each annual meeting of shareholders. The classification of directors, together with the provisions in the articles and bylaws described below that limit the ability of shareholders to remove directors and that permit the remaining directors to fill any vacancies on the board of directors, will have the effect of making it more difficult for shareholders to change the composition of the board of directors. As a result, at least two annual meetings of shareholders may be required for the shareholders to change a majority of the directors, whether or not a change in the board of directors would be beneficial and whether or not a majority of shareholders believe that such a change would be desirable.

     Number, Term, and Removal of Directors. We currently have 12 directors, but our bylaws authorize this number to be increased or decreased by our board of directors. Our directors are elected to three year terms by a plurality vote of our shareholders. Our bylaws provide that our shareholders may remove a director with or without cause by a majority vote of those entitled to vote in an election of directors. Our bylaws provide that all vacancies on our board may be filled by a majority of the remaining directors for the unexpired term.

     Advance Notice Requirements for Shareholder Proposals and Director Nominations. The bylaws establish advance notice procedures with regard to shareholder proposals and the nomination, other than by or at the direction of the board of directors or a committee thereof, of candidates for election as directors. These procedures provide that the notice of shareholder proposals must be in writing and delivered to the secretary of the company no earlier than 30 days and no later than 60 days in advance of the annual meeting. Shareholder nominations for the election of directors must be made in writing and delivered to the secretary of the company no later than 90 days prior to the annual meeting, and in the case of election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of the meeting is first given to shareholders. We may reject a shareholder proposal or nomination that is not made in accordance with such procedures.

     Nomination Requirements. Pursuant to the bylaws, we have established nomination requirements for an individual to be elected as a director, including that the nominating party provide (i) notice that such party intends to nominate the proposed director; (ii) the name of and biographical information on the nominee; and (iii) a statement that the nominee has consented to the nomination. The chairman of any shareholders' meeting may, for good cause shown, waive the operation of these provisions. These provisions could reduce the likelihood that a third party would nominate and elect individuals to serve on the board of directors.

Transfer Agent

     The transfer agent and registrar for the common stock will be First Citizens Bank & Trust of South Carolina.

Shares Eligible for Future Sale

     Upon completion of this offering, we will have up to 1,000,000 shares of common stock outstanding. The shares sold in this offering will be freely tradable, without restriction or registration under the Securities Act of 1933, except for shares purchased by "affiliates" of Tidelands Bancshares, which will be subject to resale restrictions under the Securities Act of 1933. An affiliate of the issuer is defined in Rule 144 under the Securities Act of 1933 as a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the issuer. Rule 405 under the Securities Act of 1933 defines the term "control" to mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the person whether through the ownership of voting securities, by contract or otherwise. Directors will likely be deemed to be affiliates. These securities held by affiliates may be sold without registration in accordance with the provisions of Rule 144 or another exemption from registration.

     In general, under Rule 144, an affiliate of the company or a person holding restricted shares may sell, within any three-month period, a number of shares no greater than 1% of the then outstanding shares of the common stock or the average weekly trading volume of the common stock during the four calendar weeks preceding the sale, whichever is greater. Rule 144 also requires that the securities must be sold in "brokers' transactions," as defined in the Securities Act of 1933, and the person selling the securities may not solicit orders or make any payment in connection with the offer or sale of securities to any person other than the broker who executes the order to sell the securities. This requirement may make the sale of the common stock by affiliates of Tidelands Bancshares pursuant to Rule 144 difficult if no trading market develops in the common stock. Rule 144 also requires persons holding restricted securities to hold the shares for at least one year prior to sale.


                                  LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for Tidelands Bancshares by Nelson Mullins Riley & Scarborough, L.L.P., Atlanta, Georgia.

                                     EXPERTS

     Tidelands Bancshares' December 31, 2002 financial statements, dated February 18, 2003, have been audited by Elliot Davis, LLC as stated in their report appearing elsewhere herein, and have been so included in reliance on the report of this firm given upon their authority as an expert in accounting and auditing.


                             ADDITIONAL INFORMATION

     We have filed with the SEC a registration statement on Form SB-2 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement"), under the Securities Act of 1933 and the rules and regulations thereunder, for the registration of the common stock offered by this prospectus. This prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement. For further information with respect to Tidelands Bancshares, Tidelands Bank, and the common stock, you should refer to the Registration Statement and the exhibits thereto.

     You can examine and obtain copies of the Registration Statement at the Public Reference Section of the SEC, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site at http://www.sec.gov that contains all of the reports, proxy and information statements and other information regarding registrants that file electronically with the SEC using the EDGAR filing system, including Tidelands Bancshares.

     We have filed or will file various applications with the South Carolina Board of Financial Institutions and the FDIC. You should only rely on information in this prospectus and in our related Registration Statement in making an investment decision. If other available information is inconsistent with information in this prospectus, including information in public files or provided by the South Carolina Board of Financial Institutions and the FDIC, then this other information is superseded by the information in this prospectus. Projections appearing in the applications to our regulatory agencies were based on assumptions that the organizers believed were reasonable at the time, but which may have changed or otherwise be wrong. Tidelands Bancshares and Tidelands Bank specifically disclaim all projections for purposes of this prospectus and caution prospective investors against placing reliance on them for purposes of making an investment decision. Statements contained in this prospectus regarding the contents of any contract or other document referred to are not necessarily complete. If one of these contracts or documents is an exhibit to the Registration Statement, you may obtain and read the document or contract for more information.

     As a result of this offering, Tidelands Bancshares will become a reporting company subject to the full informational requirements of the Securities Exchange Act of 1934. We will fulfill our obligations with respect to these requirements by filing periodic reports and other information with the SEC. We will furnish our shareholders with annual reports containing audited financial statements and with quarterly reports for the first three quarters of each fiscal year containing unaudited summary financial information. Our fiscal year ends on December 31.

                           Tidelands Bancshares, Inc.
                      (A Company in the Development Stage)





                          Index to Financial Statements





Independent Accountants Report...............................................F-2

Financial Statements:
    Balance Sheet as of December 31, 2002....................................F-3

    Statement of Operations and Deficit Accumulated For the Period
      January 31, 2002 (Inception) to December 31, 2002......................F-4

    Statement of Stockholders' Equity (Deficit) For the Period
      January 31, 2002 (Inception) to December 31, 2002......................F-5

    Statement of Cash Flows For the Period January 31, 2002 (Inception)
      to December 31, 2002...................................................F-6

    Notes to Financial Statements............................................F-7

INDEPENDENT ACCOUNTANTS' REPORT


The Board of Directors
Tidelands Bancshares, Inc.
Mount Pleasant, South Carolina

We have audited the accompanying balance sheet of Tidelands Bancshares, Inc. (a Company in the Development Stage) as of December 31, 2002, and related statements of operations and deficit accumulated, stockholders' equity (deficit), and cash flows for the period January 31, 2002 (inception), to December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tidelands Bancshares, Inc. (a Company in the Development Stage) as of December 31, 2002, and the results of its operations and its cash flows for the period January 31, 2002 (inception) to December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

/s/ Elliot Davis, LLC

Elliott Davis, LLC
Columbia, South Carolina
February 24, 2003

                           Tidelands Bancshares, Inc.
                      (A Company in the Development Stage)


                                  Balance Sheet
                                December 31, 2002

                                     Assets

     Cash                                                         $      10,507
     Furniture and equipment                                             47,313
     Deferred stock issuance costs                                      212,072
     Other assets                                                         2,215
                                                                  -------------

         Total assets                                             $     272,107
                                                                  =============

                 Liabilities and Stockholders' Equity (Deficit)

Liabilities
     Lines of credit                                              $     711,764
     Accounts payable                                                   114,902
     Salaries payable                                                    13,125
     Interest payable                                                     2,050
                                                                  -------------
         Total liabilities                                              841,841
                                                                  =============

Commitments and Contingencies - Notes 2, 3, 5, 6 and 7

Stockholders' Equity (Deficit)
     Preferred stock, $.01 par value, 10,000,000 shares
       authorized, none issued                                                -
     Common stock, $.01 par value; 10,000,000 shares
       authorized, 10 shares issued and outstanding                           -
     Capital surplus                                                        100
     Deficit accumulated in the development stage                      (569,834)
                                                                  -------------
         Total stockholders' equity (deficit)                          (569,734)
                                                                  -------------
         Total liabilities and stockholders equity (deficit)     $      272,107
                                                                  =============


See accompanying notes to financial statements.

                           Tidelands Bancshares, Inc.
                      (A Company in the Development Stage)

                 Statement of Operations and Deficit Accumulated
        For the Period January 31, 2002 (Inception) to December 31, 2002


Income - rent                                                    $       1,306
                                                                 -------------

Expenses
     Salaries                                                          260,369
     Application and license fee                                        25,000
     Insurance                                                          24,829
     Interest                                                           11,316
     Postage and printing                                                9,667
     Utilities                                                           5,145
     Telephone                                                           7,383
     Professional fees                                                 140,202
     Office supplies                                                     2,685
     Rent                                                               66,667
     Property taxes                                                      8,381
     Other                                                               9,496
                                                                 -------------
         Total expenses                                               (571,140)
                                                                 -------------

Net loss and deficit accumulated                                 $    (569,834)
                                                                 =============









See accompanying notes to financial statements.

                           Tidelands Bancshares, Inc.
                      (A Company in the Development Stage)

                   Statement of Stockholders' Equity (Deficit)
        For the Period January 31, 2002 (Inception) to December 31, 2002



                                                                                    Deficit
                                                                                  Accumulated in
                                             Common Stock            Capital      the Develop-
                                          ------------------
                                          Shares       Amount         Surplus       ment Stage        Total
                                          ------       ------        --------     --------------      -----
Issuance of common stock                         10    $     -       $    100       $         -       $      100

Net loss                                                                               (569,834)        (569,834)
                                          ---------    -------       --------       -----------       ----------

Balance, December 31, 2002                       10    $     -       $    100       $  (569,834)      $ (569,734)
                                          =========    =======       ========       ===========       ==========







See accompanying notes to financial statements.

                           Tidelands Bancshares, Inc.
                      (A Company in the Development Stage)

                             Statement of Cash Flows
        For the Period January 31, 2002 (Inception) to December 31, 2002


Cash flows from pre-operating activities
     Net loss and deficit accumulated                          $    (569,834)
     Other assets                                                     (2,215)
     Accounts payable                                                114,902
     Salaries payable                                                 13,125
     Interest payable                                                  2,050
                                                               -------------
         Cash used by pre-operating activities                      (441,972)
                                                               -------------

Cash flows from investing activities
     Purchases of furniture and equipment                            (47,313)
                                                               -------------

Cash flows from financing activities
     Proceeds from borrowings                                        711,764
     Proceeds from issuance of stock                                     100
     Stock issuance costs                                           (212,072)
                                                               -------------
         Cash provided by financing activities                       499,792
                                                               -------------

Cash balance at end of year                                    $      10,507
                                                               =============






See accompanying notes to financial statements.

                           Tidelands Bancshares, Inc.
                      (A Company in the Development Stage)

                          Notes to Financial Statements

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------

Organization - Tidelands Bancshares, Inc. (the Company) was formed to organize
------------
and own all of the capital stock of a proposed bank (Proposed Bank) to be located in Mount Pleasant, South Carolina. The Company plans to file with the South Carolina State Board of Financial Institutions to obtain a state bank charter. The Company anticipates obtaining preliminary approval from the South Carolina Board of Financial Institutions by the end of April 2003. The Company is amending its initial Registration Statement filed with the Securities and Exchange Commission. Upon receipt of the regulatory approvals, the Proposed Bank will engage in commercial banking.

The Company initiated a stock offering on September 11, 2002, to raise a minimum of $7,500,000 by offering for sale 750,000 shares of its common stock at $10.00 per share. The Company planned to use $7,250,000 of the proceeds to capitalize the Proposed Bank. The organizers, directors, executive officers, and members of their immediate families were expected to purchase a total of 147,500 shares at an aggregate purchase price of approximately $1,475,000. Funds received from the stock offering were deposited into an escrow account at an unrelated financial institution. Proceeds received from the stock offering and deposited into the account totaled $1,348,620 at December 31, 2002.

On December 15, 2002, the Company received a response from the Office of the Comptroller of the Currency (OCC) indicating their recommendation to deny an initial application due to the fact that the President and CEO did not possess the necessary qualifications. The Organizers voted to withdraw the application with the OCC. Subsequently, the President and CEO resigned his position with the Company.

The Company hired a new president and CEO on January 21, 2003. A letter was sent to prospective shareholders who had indicated an interest in purchasing stock by returning commitment information or sending money for such purchase in January 2003. Prospective shareholders were informed of the withdrawal of the OCC application and resignation of the former President and CEO. They were told they could leave funds in the escrow account or have them returned. The Company plans to use all funds in the escrow account towards the stock offering. The Company also plans to file a revised registration statement with the Securities and Exchange Commission to reflect these changes, as well as an increase in the minimum offering to $8,400,000 for the sale of at least 840,000 shares of its common stock at $10.00 per share. Once this registration statement is declared effective, the Company plans to resume the stock offering.

The Company is a development stage enterprise as defined by Statement of Financial Accounting Standards No. 7, "Accounting and Reporting by Development Stage Enterprises", as it devotes substantially all its efforts to establishing a new business. The Company's planned principal operations have not commenced and revenue has not been recognized from the planned principal operations.

                              Tidelands Bancshares, Inc.
                      (A Company in the Development Stage)

                          Notes to Financial Statements

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
--------------------------------------------------------------------

Organizational and Pre-Opening Costs - Activities since inception have consisted
------------------------------------
of organizational activities necessary to obtain regulatory approvals and preparation activities to commence business as a commercial bank. Organizational costs are primarily legal fees, consulting fees, and application fees related to the incorporation and initial organization of the Proposed Bank. Pre-opening costs are primarily employees' salaries and benefits, occupancy expense, and other operational expenses related to the preparation for the Proposed Bank's opening. The organizational and pre-opening costs are being charged against the Proposed Bank's initial period operating results in accordance with Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-Up Activities."

Deferred Stock Issuance costs - Deferred stock issuance costs, consisting
-----------------------------
principally of direct incremental costs of the public stock offering, will be deducted from the proceeds of the offering.


NOTE 2 - SEVERANCE AGREEMENT
----------------------------

Effective December 17, 2002, the Company entered into a severance agreement with its former President and CEO. The agreement provides for his continued salary (less applicable withholdings) for sixty days. The agreement provides for the release of his obligation under the original line of credit. The agreement also stipulates the former CEO will resell the original ten shares of stock purchased by him back to the Company. All amounts due to the former President and CEO in the form of salaries have been accrued at December 31, 2002, and are included in the accompanying statement of operations and deficit accumulated.


NOTE 3 - OPERATING LEASES
-------------------------

On April 22, 2002, the Company entered into a sublease agreement with Carolina First Bank. The term of the sublease began on May 1, 2002 and ends on April 6, 2004. Carolina First Bank has agreed to exercise its option to renew the lease for five years at the end of the initial term. Under the terms of the lease, the monthly rental payment is $8,333.33, or $100,000 per year.

Minimum future rental payments under the noncancelable operating leases are as follows:

                    2003                      $     100,000
                    2004                             25,000
                                              -------------

                                              $     125,000
                                              =============


NOTE 4 - INCOME TAXES
---------------------

As of December 31, 2002, no taxable income has been generated and therefore, no income tax provision has been included in these financial statements. A net operating loss of $569,834 is available for carryforward to offset future taxable income. The Company has elected a calendar year.

                              Tidelands Bancshares, Inc.
                      (A Company in the Development Stage)

                          Notes to Financial Statements

NOTE 5 - LINES OF CREDIT
------------------------

The Company has established a $750,000 line of credit with a bank to fund operating expenses during the development stage. The line is uncollateralized and has a limited guaranty by the thirteen organizers. The line bears a variable rate of interest at the prime rate (4.25 percent at December 31, 2002) and matures on March 7, 2003. Interest is due on a quarterly basis. The Company has obtained a commitment to extend this line of credit for an additional six months. As of December 31, 2002, $711,764 is outstanding on this line of credit.

Subsequent to December 31, 2002, the Company obtained an additional line of credit of $200,000 from another bank to assist in funding operating expenses during the development stage. The line is uncollateralized and has joint and several guaranties by the thirteen organizers. The line bears a variable rate of interest at the prime rate and matures April 28, 2003. Interest is due at maturity. The Company has obtained a verbal commitment to increase this line of credit up to $700,000 and to extend the original maturity date.


NOTE 6 - COMMITMENTS AND CONTINGENCIES
--------------------------------------

The Company has engaged a law firm to assist in preparing and filing all organizational, incorporation, and bank applications, and to assist in preparing stock offering documents and consummating the Company's initial offering. The aggregate cost of these services paid or accrued for the period January 31, 2002 through December 31, 2002 totaled $77,949.

The Company has engaged a consultant to assist in organizing the Company's capital raising efforts. The total amount paid to this consultant was $64,500 for the period January 31, 2002 to December 31, 2002. In addition, the consultant is also entitled to a bonus of $15,000 for assisting the Company in raising its minimum number of shares in the stock offering. This amount has been accrued in the December 31, 2002 financial statements.

The Company engaged another consultant to assist in preparing and filing all organizational applications. The aggregate cost of services, including travel and other out-of-pocket expenses, totaled $84,691 for the period January 31, 2002 through December 31, 2002. The Company does not anticipate engaging the consultant for any additional services after December 31, 2002.

NOTE 7 - EMPLOYMENT CONTRACTS
-----------------------------

Tidelands Bancshares, Inc. intends to enter into three-year employment contracts with its new President and Chief Executive Officer and its Senior Vice President and Senior Lending Officer. At the end of each day, subject to certain conditions, the contracts shall be extended for an additional day so that the remaining term of the contracts will be three years. The contract for the President provides that he will receive an initial annual salary of $1,000 per month until the Bank opens for business and then a salary of $95,000 during the first year the Bank is open. The contract for the Senior Vice President provides for an annualized salary of $67,500 until the Bank opens for business and then an annual salary of $95,000.

After the Bank has been open for business for one year, the President will receive an annual salary of $150,000 and the Senior Vice President will continue to receive his annual salary of $95,000.

                              Tidelands Bancshares, Inc.
                      (A Company in the Development Stage)

                          Notes to Financial Statements

NOTE 8 - SUBSEQUENT EVENTS
--------------------------

As mentioned, the Company hired a new President and CEO on January 21, 2003. The Company filed new applications with the South Carolina State Board of Financial Institutions and Federal Deposit Insurance Corporation on February 24, 2003.

On February 23, 2003, the new President and CEO purchased ten shares of stock from the Company.

On February 24, 2003, the Company received a verbal commitment to extend the second line of credit for an additional $500,000, subject to preliminary regulatory approvals.

                           TIDELANDS BANCSHARES, INC.
                     STOCK ORDER FORM/SUBSCRIPTION AGREEMENT


TO:      Tidelands Bancshares, Inc.
         875 Lowcountry Boulevard
         Mount Pleasant, South Carolina 29464

Ladies and Gentlemen:

     You have informed me that Tidelands Bancshares, Inc., a South Carolina corporation (the "Company"), is offering up to 1,000,000 shares of its common stock, at a price of $10.00 per share payable as provided herein and as described in and offered pursuant to the prospectus furnished with this Subscription Agreement to the undersigned (the "prospectus").

     1. Subscription. Subject to the terms and conditions included, the undersigned tenders this subscription, together with payment in United States currency by check, bank draft, or money order payable to "Lowcountry National Bank as escrow agent for Tidelands Bancshares, Inc." the amount indicated below, representing the payment of $10.00 per share for the number of shares of common stock indicated below. The total subscription price must be paid at the time the Subscription Agreement is executed.

     2. Acceptance of Subscription. It is understood and agreed that Tidelands Bancshares shall have the right to accept or reject this subscription in whole or in part, for any reason whatsoever. Tidelands Bancshares may reduce the number of shares for which the undersigned has subscribed, indicating acceptance of less than all of the shares subscribed on its written form of acceptance.

     3. Acknowledgments. The undersigned acknowledges that he or she has received a copy of the prospectus. This Subscription Agreement creates a legally binding obligation and the undersigned agrees to be bound by the terms of this Agreement.

     4. Revocation. The undersigned agrees that once this Subscription Agreement is tendered to Tidelands Bancshares, it may not be withdrawn and that this Agreement shall survive the death or disability of the undersigned.

By executing this agreement, the subscriber is not waiving any rights he or she may have under federal securities laws, including the Securities Act of 1933 and the Securities Exchange Act of 1934.

The shares of common stock offered here are not savings accounts or savings deposits accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

     Please indicate in the space provided below the exact name or names and address in which the stock certificate representing shares subscribed for hereunder should be registered.


----------------------------------           -----------------------------------
Number of Shares Subscribed                  Name or Names of Subscribers
for (at least 250 shares and no more than    (Please Print)
5% of the minimum offering)

$
 ---------------------------------           -----------------------------------
Total Subscription Price at                  Please indicate form of ownership
$10.00 per share (funds must be enclosed)    desired (individual, joint tenants
                                             with right of survivorship, tenants
                                             in common, trust corporation,
                                             partnership, custodian, etc.)


Date:                                                                     (L.S.)
     -----------------------------            -----------------------------
                                              Signature of Subscriber(s)



                                                                          (L.S.)
----------------------------------            -----------------------------
Social Security Number or Federal             Signature of Subscriber(s)
Taxpayer Identification Number

Street (Residence) Address:


      --------------------------------------

      --------------------------------------

      --------------------------------------
      City, State and Zip Code

      --------------------------------------
      Email Address


     When signing as attorney, trustee, administrator, or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. In the case of joint tenants or tenants in common, each owner must sign.


TO BE COMPLETED BY TIDELANDS BANCSHARES, INC.:

         Accepted as of             ,        , as to          shares.
                        ------------  -------        --------

                                    TIDELANDS BANCSHARES, INC.


                                    -------------------------------------------
                                    By:
                                    Title:

                      FEDERAL INCOME TAX BACKUP WITHHOLDING


     In order to prevent the application of federal income tax backup withholding, each subscriber must provide the escrow agent with a correct Taxpayer Identification Number ("TIN"). An individual's social security number is his or her TIN. The TIN should be provided in the space provided in the Substitute Form W-9 below.

     Under federal income tax law, any person who is required to furnish his or her correct TIN to another person, and who fails to comply with such requirements, may be subject to a $50 penalty imposed by the IRS.

     Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS. Certain taxpayers, including all corporations, are not subject to these backup withholding and reporting requirements.

     If the shareholder has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future, "Applied For" should be written in the space provided for the TIN on the Substitute Form W-9.


                               SUBSTITUTE FORM W-9

     Under penalties of perjury, I certify that: (i) The number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a Taxpayer Identification Number to be issued to me), and (ii) I am not subject to backup withholding because: (a) I am exempt from backup withholding; or (b) I have not been notified by the Internal Revenue Service ("IRS") that I am subject to backup withholding as a result of a failure to report all interest or dividends; or (c) the IRS has notified me that I am no longer subject to backup withholding.

     You must cross out item (ii) above if you have been notified by the IRS that you are subject to backup withholding because of underreporting interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS that you are not longer subject to backup withholding, do not cross out item (ii).

         Each subscriber should complete this section.


-------------------------------------     --------------------------------------

Signature of Subscriber                   Signature of Subscriber


-------------------------------------     --------------------------------------

Printed Name                              Printed Name


-------------------------------------     --------------------------------------

Social Security or Employer               Social Security or Employer
Identification No.                        Identification No.

--------------------------------------------------------------------------------



                     TABLE OF CONTENTS


   Summary ..........................................3
   Risk Factors......................................6
   Forward Looking Statements........................9
   The Offering.....................................10
   Use of Proceeds .................................13
   Capitalization...................................15
   Dividend Policy .................................15
   Management's Discussion and Analysis or
   Plan of Operation................................16
   Proposed Business................................18
   Supervision and Regulation.......................25
   Management.......................................32
   Certain Relationships and Related Transactions...38
   Description of Capital Stock.....................39
   Legal Matters....................................41
   Experts..........................................41
   Additional Information ..........................41
   Index to Financial Statements ..................F-1
   Subscription Agreement..........................A-1

                 --------------------------



    You should rely only on the information contained in this document. We have not authorized anyone to give any information that is different. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the cover, but the information may change in the future.


     Until                    ,   all  dealers  that  effect
             -----------------
transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriter, and with respect to their unsold allotments or subscriptions.




                                1,000,000 Shares
                                  Common Stock


                                    TIDELANDS
                                BANCSHARES, INC.



                       A Proposed Bank Holding Company For


                                 TIDELANDS BANK


                                   (Proposed)




                                   ----------

                                   PROSPECTUS

                                   ----------






                                             , 2003
                             ----------------

--------------------------------------------------------------------------------

                                     PART II

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Item 24.  Indemnification of Directors and Officers

     Tidelands Bancshares' articles of incorporation contain a provision which, subject to certain limited exceptions, limits the liability of a director to Tidelands Bancshares, Inc. or its shareholders for any breach of duty as a director. There is no limitation of liability for: a breach of duty involving appropriation of a business opportunity of Tidelands Bancshares, Inc.; an act or omission which involves intentional misconduct or a knowing violation of law; any transaction from which the director derives an improper personal benefit; or as to any payments of a dividend or any other type of distribution that is illegal under Section 33-8-330 of the South Carolina Business Corporation Act of 1988 (the "Corporation Act"). In addition, if at any time the Corporation Act shall have been amended to authorize further elimination or limitation of the liability of director, then the liability of each director of Tidelands Bancshares shall be eliminated or limited to the fullest extent permitted by such provisions, as so amended, without further action by the shareholders, unless the provisions of the Corporation Act require such action. The provision does not limit the right of Tidelands Bancshares or its shareholders to seek injunctive or other equitable relief not involving payments in the nature of monetary damages.

     Tidelands Bancshares' bylaws contain provisions which provide indemnification to directors that is broader than the protection expressly mandated in Sections 33-8-510 and 33-8-520 of the Corporation Act. To the extent that a director or officer has been successful, on the merits or otherwise, in the defense of any action or proceeding brought by reason of the fact that such person was a director or officer, Sections 33-8-510 and 33-8-520 of the Corporation Act would require Tidelands Bancshares to indemnify those persons against expenses (including attorney's fees) actually and reasonably incurred in connection with that action or proceeding. The Corporation Act expressly allows Tidelands Bancshares to provide for greater indemnification rights to its officers and directors, subject to shareholder approval.

     Insofar as indemnification for liabilities arising under the Corporation Act may be permitted to directors, officers, and controlling persons in the articles of incorporation or bylaws, or otherwise, we have been advised that in the opinion of the SEC for matters under the securities laws, such indemnification is against public policy as expressed in the Corporation Act and is, therefore, unenforceable.

     The board of directors also has the authority to extend to officers, employees and agents the same indemnification rights held by directors, subject to all of the accompanying conditions and obligations. The board of directors has extended or intends to extend indemnification rights to all of its executive officers.

     We have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent against any liability asserted against him or incurred by him in any such capacity, whether or not we would have the power to indemnify him against such liability under the bylaws.

Item 25.  Other Expenses of Issuance and Distribution.

     Estimated expenses of the sale of the shares of common stock are as follows:

     Registration Fee                               $       1,000
     Printing, Engraving and Filing                        25,000
     Legal Fees and Expenses                              100,000
     Accounting Fees                                       10,000
     Blue Sky Fees and Expenses                             5,000
     Consulting Fees                                      137,000
     Miscellaneous Disbursements                           15,000
                                                    -------------

     TOTAL                                          $     293,000
                                                    =============

Item 26.  Recent Sales of Unregistered Securities.

     Tidelands Bancshares originally issued a total of 10 shares of its common stock to one of its former organizers, Jerry A. Vereen. The price per share was $10.00 for a total purchase price of $100.00. These shares were redeemed from Mr. Vereen for $10.00 per share following his resignation, and we issued an additional 10 shares to another organizer, Mr. Robert E. Coffee. There were no sales agency commissions paid with respect to these transactions, and all sales were exempt under Section 4(2) of the Securities Act of 1933.

Item 27.  Exhibits.

3.1.     * Restated Articles of Incorporation

3.2.     * Bylaws

4.1. * See Exhibits 3.1 and 3.2 for provisions in Tidelands Bancshares, Inc.'s Articles of Incorporation and Bylaws defining the rights of holders of the common stock

4.2.     * Form of certificate of common stock

5.1.     * Opinion Regarding Legality

10.1. * Employment Agreement between Tidelands Bancshares, Inc. and Jerry A. Vereen dated March 7, 2002

10.2. * Employment Agreement between Tidelands Bancshares, Inc. and Bobby Mathewes dated April 8, 2002

10.3.    * Form of Stock Warrant Agreement

10.4. * Promissory Note dated July 22, 2002 between Lowcountry National Bank and Tidelands National Bank

10.5. * Sub-Lease Agreement dated April 25, 2002 by and between Carolina First Bank and Tidelands Bancshares, Inc.

10.6. * Escrow Agreement dated August 21, 2002 between Tidelands Bancshares, Inc. and Lowcountry National Bank

10.7. * Consulting Agreement dated July 9, 2002 between Tidelands Bancshares, Inc. and Southeast Financial Holdings, Inc.

10.8. * Severance Agreement dated January 23, 2003 by and between Jerry A. Vereen and Tidelands Bancshares, Inc.

10.9. Form of Amended and Restated Employment Agreement between Tidelands Bancshares, Inc. and Bobby Mathewes.

10.10. Form of Employment Agreement between Tidelands Bancshares, Inc. and Robert E. Coffee, Jr.

10.11. First Amendment to the Escrow Agreement dated February 26, 2003 between Tidelands Bancshares, Inc. and Lowcountry National Bank.

10.12 The Promissory Note for Line of Credit between Tidelands Bancshares, Inc. and The Bankers Bank dated January 27, 2003.

10.13. Commitment Letter between Tidelands Bancshares, Inc. and The Bankers Bank dated February 25, 2003.

23.1.    Consent of Independent Public Accountants

23.2. * Consent of Nelson Mullins Riley & Scarborough, L.L.P. (appears in its opinion filed as Exhibit 5.1)

24.1. * Power of Attorney (filed as part of the signature page to the Registration Statement)

99.1     * First letter to subscribers first mailed on January 7, 2003.

99.2     * Second letter to subscribers first mailed on January 31, 2003.

* Previously filed

Item 28.  Undertakings.

     The undersigned Company will:

     (a)(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

             (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

             (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of Tidelands Bancshares, Inc. pursuant to the provisions described in Item 24 above, or otherwise, Tidelands Bancshares, Inc. has been advised that in the opinion of the SEC for matters under the securities laws, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     If a claim for indemnification against such liabilities (other than the payment by Tidelands Bancshares, Inc. of expenses incurred or paid by a director, officer or controlling person of Tidelands Bancshares, Inc. in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, Tidelands Bancshares, Inc. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post Effective Amendment No. 2 filing to the Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mount Pleasant, State of South Carolina, on February 28, 2003.

                                       TIDELANDS BANCSHARES, INC.


                                       By: /s/ Robert E. Coffee, Jr.
                                          ------------------------------------
                                          Robert E. Coffee, Jr.
                                          President and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following in the capacities and on the dates indicated.

Signature                        Title                              Date
---------                        -----                              ----

    *                            Director                     February 28, 2003
----------------------------
Mike Burrell


     *                           Director                     February 28, 2003
----------------------------
John M. Cagle, III, DMD


     *                           Director                     February 28, 2003
----------------------------
Alan D. Clemmons


   /s/ Robert E. Coffee, Jr.     Director, President,         February 28, 2003
----------------------------
Robert E. Coffee, Jr.            and Chief Executive Officer

     *                           Director                     February 28, 2003
----------------------------
Richard L. Granger


     *                           Director                     February 28, 2003
----------------------------
Dwayne Green


     *                           Director, Chairman           February 28, 2003
----------------------------
Barry I. Kalinsky


     *                           Director                     February 28, 2003
----------------------------
Morris Kalinsky


     *                           Director                     February 28, 2003
----------------------------
Paul J. Kerwin, DVM

     *                           Principal Accounting and     February 28, 2003
----------------------------
Robert H. (Bobby) Mathewes       Financial Officer


      *                          Director                     February 28, 2003
----------------------------
John T. Parker, Jr.


      *                          Director, Vice-Chairman      February 28, 2003
----------------------------
Fred H. Renken


      *                          Director                     February 28, 2003
----------------------------
Tanya Robinson

/s/ Robert E. Coffee, Jr.                                     February 28, 2003
----------------------------
Robert E. Coffee, Jr.
*  As Attorney-in-Fact

                                  EXHIBIT INDEX
                                  -------------

Exhibit           Description
-------           -----------

3.1.     * Restated Articles of Incorporation

3.2.     * Bylaws

4.1. * See Exhibits 3.1 and 3.2 for provisions in Tidelands Bancshares, Inc.'s Articles of Incorporation and Bylaws defining the rights of holders of the common stock

4.2.     * Form of certificate of common stock

5.1.     * Opinion Regarding Legality

10.1 * Employment Agreement between Tidelands Bancshares, Inc. and Jerry A. Vereen dated March 7, 2002

10.2 * Employment Agreement between Tidelands Bancshares, Inc. and Bobby Mathewes dated April 8, 2002

10.3     * Form of Stock Warrant Agreement

10.4 * Promissory Note dated July 22, 2002 between Lowcountry National Bank and Tidelands National Bank

10.5 * Sub-Lease Agreement dated April 25, 2002 by and between Carolina First Bank and Tidelands Bancshares, Inc.

10.6 * Escrow Agreement dated August 21, 2002 between Tidelands Bancshares, Inc. and Lowcountry National Bank

10.7 * Consulting Agreement dated July 9, 2002 between Tidelands Bancshares, Inc. and Southeast Financial Holdings, Inc.

10.8 * Severance Agreement dated January 23, 2003 by and between Jerry A. Vereen and Tidelands Bancshares, Inc.

10.9 Form of Amended and Restated Employment Agreement between Tidelands Bancshares, Inc. and Robert H. Mathewes.

10.10 Form of Employment Agreement between Tidelands Bancshares, Inc. and Robert E. Coffee, Jr.

10.11 First Amendment to the Escrow Agreement dated February 26, 2003 between Tidelands Bancshares, Inc. and Lowcountry National Bank.

10.12 The Promissory Note for Line of Credit between Tidelands Bancshares, Inc. and The Bankers Bank dated January 27, 2003.

10.13 Commitment Letter between Tidelands Bancshares, Inc. and The Bankers Bank dated February 25, 2003

23.1.    Consent of Independent Public Accountants

23.2. * Consent of Nelson Mullins Riley & Scarborough, L.L.P. (appears in its opinion filed as Exhibit 5.1)

24.1. * Power of Attorney (filed as part of the signature page to the Registration Statement)

99.1     * First letter to subscribers first mailed on January 7, 2003.

99.2     * Second letter to subscribers first mailed on January 31, 2003.
*  Previously filed